UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.                )

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Welltower Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement and Notice of Annual Meeting of Shareholders

WELL
LISTED
NYSE

March 16, 2018

DEAR FELLOW SHAREHOLDERS:

You are cordially invited to attend Welltower’s Annual Meeting of Shareholders, which will be held at 10:00 a.m. Eastern Time on May 3, 2018 at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 46th Floor, New York, New York 10166. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

It is with great pleasure that I serve as Chairman of the world leader in health care infrastructure. Our health care real estate platform continues to set the standard for consistent and resilient growth. Welltower’s innovative partnerships and actively managed portfolio, along with the vision of its talented management team are the key foundations for the Company’s success and the building blocks for the future.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We continue to focus on saving costs and protecting the environment by using the “Notice and Access” method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many shareholders will receive a Notice Regarding the Availability of Proxy Materials, which provides an Internet website address where shareholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.

On behalf of everyone at Welltower, I thank you for your ongoing interest and investment in Welltower Inc.

Sincerely,

Jeffrey H. Donahue

Chairman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF WELLTOWER INC.:

The Annual Meeting of Shareholders of Welltower Inc. (the “Annual Meeting”) will be held on May 3, 2018 at 10:00 a.m. Eastern Time at the offices of Gibson Dunn & Crutcher, 200 Park Avenue, 46th Floor, New York, New York 10166, for the purpose of considering and acting upon:

1.	The election of ten directors named in the Proxy Statement accompanying this notice to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP (“EY”) as independent registered public accounting firm for the year ending December 31, 2018;

3.	The approval, on an advisory basis, of the compensation of our named executive officers;

4.	The approval of the Welltower Inc. Employee Stock Purchase Plan (the “ESPP”); and

5.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Welltower Inc. unanimously recommends that you vote: (1) “FOR” each of the nominees for election to the Board (Proposal 1); (2) “FOR” the ratification of the appointment of EY as independent registered public accounting firm for the year ending December 31, 2018 (Proposal 2); (3) “FOR” the approval of compensation of our named executive officers, on an advisory, non-binding basis (Proposal 3); and (4) “FOR” the approval of the ESPP (Proposal 4). Shareholders of record at the close of business on March 6, 2018 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this notice.

BY ORDER OF THE BOARD OF DIRECTORS MATTHEW G. MCQUEEN Senior Vice President - General Counsel & Corporate Secretary Toledo, Ohio March 16, 2018	Scan this QR code to view digital versions of the Company’s Proxy Statement and 2017 Annual Report

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2018:

The Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of

Shareholders and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended
December 31, 2017 are available on the Internet free of charge at www.welltower.com/proxy.

GENERAL INFORMATION Page 1
PROPOSAL 1—ELECTION OF DIRECTORS Page 4
DIRECTOR COMPENSATION Page 9

9	2017 Director Compensation Table
10	Director Stock Ownership Guidelines

CORPORATE GOVERNANCE Page 11

11	Snapshot of Board & Governance Information
11	Board Leadership Structure
12	Independence and Meetings
12	Audit Committee
13	Compensation Committee
13	Executive Committee
13	Investment Committee
13	Nominating/Corporate Governance Committee
15	Leadership Team
15	Risk Management
15	Succession Planning
16	Corporate Sustainability
17	Compensation Committee Interlocks and Insider Participation
17	Communications with the Board

EXECUTIVE OFFICERS Page 18
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT AND CERTAIN BENEFICIAL OWNERS Page 19

19	Section 16(a) Beneficial Ownership Reporting Compliance
19	Beneficial Ownership of More Than 5%
20	Beneficial Ownership of Directors and Executive Officers
21	Certain Relationships and Related Transactions

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Page 22

22	Audit Fees
24	Pre-Approval Policies and Procedures
24	Audit Committee Report

PROPOSAL 3—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS Page 25
PROPOSAL 4—APPROVAL OF THE WELLTOWER INC. EMPLOYEE STOCK PURCHASE PLAN Page 26
EXECUTIVE COMPENSATION Page 29

29	Executive Summary
31	Compensation Discussion and Analysis
52	Compensation Committee Report
53	Summary Compensation Table
55	2017 Grants of Plan-Based Awards Table
56	Employment Agreements
57	2017 Outstanding Equity Awards at Fiscal Year-End Table
58	2017 Option Exercises and Stock Vested Table
59	2017 Nonqualified Deferred Compensation Table
60	Potential Payments Upon Termination or Change in Corporate Control
64	Quantification of Benefits
66	Risk Management and Compensation
67	Pay Ratio

EQUITY COMPENSATION PLAN INFORMATION Page 68
OTHER MATTERS Page 69
APPENDIX A—WELLTOWER INC. EMPLOYEE STOCK PURCHASE PLAN Page 70
APPENDIX B—NON-GAAP FINANCIAL MEASURES Page 77

General Information

Notice of Internet Availability of Proxy Materials

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), Welltower Inc. (the “Company”) is making these proxy materials (listed below) available to shareholders primarily via the Internet. By doing so, the Company reduces the printing and delivery costs and the environmental impact of its Annual Meeting. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. The Notice contains instructions on how to access the Company’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Why am I receiving these materials?

The Board of Directors of the Company (the “Board”) has made these materials available to you on the Internet or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on Thursday, May 3, 2018 at 10:00 a.m. Eastern Time as set forth in the Notice of Annual Meeting of Shareholders. The approximate date on which these materials will be first made available or sent to shareholders is March 23, 2018.

What is included in these materials?

These materials include:

•	This proxy statement for the Annual Meeting (the “Proxy Statement”); and

•	The Company’s Annual Report for the year ended December 31, 2017 (the “Annual Report”).

If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, including the financial statements and the schedules thereto, as filed with the SEC, is available on the Company’s website at www.welltower.com or may be obtained without charge by requesting in writing to the Senior Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

What proposals will be voted on at the Annual Meeting?

The following proposals will be voted on at the Annual Meeting: (1) the election of ten directors (Proposal 1); (2) the ratification of the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (Proposal 2); (3) the advisory vote to approve the compensation of our named executive officers (Proposal 3); (4) the approval of the Welltower Inc. Employee Stock Purchase Plan (the “ESPP”) (Proposal 4); and (5) the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

How does the Board recommend I vote?

The Board unanimously recommends that you vote:

•	“FOR” each of the nominees for election to the Board (Proposal 1);

•	“FOR” the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (Proposal 2);

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3); and

•	“FOR” the approval of the ESPP (Proposal 4).

Who may vote at the Annual Meeting?

As of March 6, 2018, the Company had outstanding 371,967,688 shares of common stock, $1.00 par value per share. The common stock constitutes the only class of voting securities of the Company entitled to vote at the Annual Meeting. Shareholders of record at the close of business on March 6, 2018 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	1

General Information (continued)

What is the vote required to approve each of the proposals discussed in this Proxy Statement?

The chart below summarizes the voting requirements for the proposals at the Annual Meeting:

Proposals	Required approval

1. The election of directors	Majority of votes cast

2. The ratification of the appointment of EY as the Company’s independent registered public accounting firm for the year ending December 31, 2018	Majority of shares present and entitled to vote

3. The approval, on an advisory basis, of the compensation of our named executive officers	Majority of shares present and entitled to vote

4. The approval of the ESPP	Majority of shares present and entitled to vote

If I am a shareholder of record of the Company’s shares, how do I vote?

A shareholder of record can vote in one of four ways:

Via the Internet: You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.

By telephone: You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.

By mail: If you receive printed copies of the proxy materials by mail, you may vote by proxy by marking, signing, dating and returning your proxy card in the envelope provided.

In person: You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and you may be requested to provide proof of stock ownership as of March 6, 2018. If you plan to attend the Annual Meeting and require directions, please call (419) 247-2800 or write the Senior Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned without any voting instructions will be voted consistent with the Board’s recommendations.

Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

Any shareholder giving a proxy has the right to revoke it any time before it is voted by: (1) filing a written revocation with the Senior Vice President - General Counsel & Corporate Secretary of the Company; (2) filing a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting in person. A written revocation, as described in (1) above, will not be effective until the notice thereof has been received by the Senior Vice President - General Counsel & Corporate Secretary of the Company.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of the Company by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. The Company will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. The Company has hired D.F. King to solicit proxies for a fee not to exceed $9,500, plus expenses and other customary charges.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the record date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.

How will votes be tabulated at the Annual Meeting?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as inspector of election. Matthew McQueen, Senior Vice President - General Counsel & Corporate Secretary of the Company, and John Goodey, Executive Vice President - Chief Financial Officer of the Company, have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

2 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

General Information (continued)

How are abstentions and broker non-votes treated?

Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the directors (Proposal 1), you may vote “for,” “against” or “abstain” with respect to each of the nominees. The abstention or broker non-vote (as described below) will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. For the ratification of the appointment of EY as independent registered public accounting firm for the year ending December 31, 2018 (Proposal 2), the advisory vote to approve the compensation of our named executive officers (Proposal 3), and the approval of the ESPP (Proposal 4), you may vote “for,” “against” or “abstain.” If you elect to abstain, the abstention will have the same effect as an “against” vote. For Proposal 3 and Proposal 4, broker non-votes will not impact the outcome of the proposals.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal that is considered “non-routine” under New York Stock Exchange (“NYSE”) rules because the broker does not have discretionary voting power for such proposal unless the broker has received instructions from the beneficial owner. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares entitled to vote with respect to any “non-routine” proposal for which the broker lacks discretionary authority. A broker has discretionary voting authority under NYSE rules to vote on “routine” proposals. The election of the directors (Proposal 1), the advisory vote to approve the compensation of our named executive officers (Proposal 3), and the approval of the ESPP (Proposal 4) are “non-routine” proposals. The ratification of the appointment of EY as the Company’s independent registered public accounting firm (Proposal 2) is a “routine” proposal.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless the Company receives contrary instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.

Shareholders residing at the same address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future should write to the Senior Vice President—General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615 or call (419) 247-2800 to request a change. These materials are also available on the Internet at www.welltower.com/proxy.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. The Company’s telephone number is (419) 247-2800.

What is the deadline to submit shareholder proposals intended for inclusion in the Company’s proxy materials for the 2019 Annual Meeting of Shareholders?

Any shareholder proposals intended for inclusion in the Company’s proxy materials for the 2019 Annual Meeting of Shareholders must be submitted to Matthew McQueen, Senior Vice President—General Counsel & Corporate Secretary of the Company, in writing no later than November 23, 2018. In addition, under the Company’s By-Laws, in order for a shareholder to present a proposal for consideration at an annual meeting other than by means of inclusion in the Company’s proxy materials for such meeting, the shareholder must provide a written notice to the Senior Vice President—General Counsel & Corporate Secretary not more than 120 days prior to the first anniversary of the preceding year’s annual meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting. For purposes of the 2019 Annual Meeting of Shareholders, such a written notice must be received by the Senior Vice President—General Counsel & Corporate Secretary by February 6, 2019. If a shareholder does not meet this deadline, (1) the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and (2) the persons named in the proxies solicited by the Board for the meeting may use their discretionary voting authority to vote “against” the proposal.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	3

Proposal 1—Election of Directors

The Company’s By-Laws provide that the Board shall have nine members unless changed by the Board. The Board has increased the number of directors from nine to eleven. There are ten Board nominees recommended for election at the Annual Meeting. The number of directors will be reduced from eleven to ten if the ten Board nominees are elected at the Annual Meeting.

The shares represented by the proxies will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until the next Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal or death. If any nominee declines or is unable to accept such nomination to serve as a director, events which the Board does not now expect, the proxies reserve the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as they shall deem advisable. The proxy solicited hereby will not be voted to elect more than ten directors.

Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director.

Under the Company’s By-Laws, any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating/Corporate Governance Committee’s recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

As discussed in more detail below under “Corporate Governance,” the Board believes that its directors and nominees for director should, among other things, (1) have significant leadership experience at a complex organization, (2) be accustomed to dealing with complex problems, and (3) have the education, experience and skills to exercise sound business judgment. In evaluating its directors and nominees for director, the Nominating/Corporate Governance Committee looks at the overall size and structure of the Board and strives to assemble a Board that is skilled, diverse, well-rounded and experienced. The specific experiences, qualifications, skills and attributes of each of the directors are described in this proposal. These experiences, along with the directors’ integrity, sound judgment and commitment to the Company, led the Board to conclude that each of these directors should be elected to serve on the Board.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES. Each nominee receiving more votes “for” his or her election than votes “against” his or her election will be elected.

4 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal 1—Election of Directors (continued)

Directors to be Elected

THOMAS J. DEROSA Age: 60 Director Since: 2004	Mr. DeRosa has been the Company’s Chief Executive Officer since April 2014. Mr. DeRosa previously served as the Vice Chairman and Chief Financial Officer of The Rouse Company (a real estate development and operations company) from September 2002 until November 2004 when it was merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons. Mr. DeRosa has extensive knowledge of the real estate industry and capital markets from his experience as the Vice Chairman and Chief Financial Officer of The Rouse Company and his leadership roles at Deutsche Bank and Alex. Brown & Sons. His day-to-day leadership of the Company as the Chief Executive Officer provides him with intimate knowledge of the Company’s business and operations.

Welltower Inc. Committees

•   Executive

Other Current Public Company Directorships

•   Empire State Realty Trust, Inc.

Former Public Company Directorships Within the Last Five Years

•   CBL & Associates Properties, Inc.

Selected Directorships and Memberships

•   Board of Directors, Value Retail PLC

Education

•   BS – Economics and Finance, Georgetown University

•   MBA – Management, Columbia University

JEFFREY H. DONAHUE Age: 71 Director Since: 1997 Chairman; Independent Director	Mr. Donahue has been the Company’s Chairman of the Board since April 2014. Mr. Donahue previously served as the former President and Chief Executive Officer of Enterprise Community Investment, Inc. (a provider of affordable housing) from 2003 to 2009. Mr. Donahue previously served as the Executive Vice President and Chief Financial Officer of The Rouse Company (a real estate development and operations company) from 1998 to 2002. Mr. Donahue has extensive knowledge of the real estate industry from his experience as President and Chief Executive Officer of Enterprise Community Investment, Inc. and Executive Vice President and Chief Financial Officer of The Rouse Company.

Welltower Inc. Committees

•   Executive (Chair)

•   Nominating/Corporate Governance (Chair)

Other Current Public Company Directorships

•   Xenia Hotels & Resorts, Inc. (Lead Director)

Former Directorships Within the Last Five Years

•   NewTower Trust Company

Selected Directorships and Memberships

•   Board of Directors, National Development Company

Education

•   BA – International Economics, Cornell University

•   MBA – Finance, Wharton School of the University of
Pennsylvania

KENNETH J. BACON Age: 63 Director Since: 2016 Independent Director	Mr. Bacon is a co-founder of RailField Realty Partners (a financial advisory and asset management firm). Mr. Bacon has served as RailField’s managing partner since his retirement from the Federal National Mortgage Association (“Fannie Mae”) in March 2012. Prior to forming RailField, Mr. Bacon spent 19 years at Fannie Mae, most recently serving as the Executive Vice President of the multifamily mortgage business from July 2005 to March 2012. Mr. Bacon’s extensive experience in the financial services industry, government affairs, the housing industry and real estate investment make him a valuable asset to the Board.

Welltower Inc. Committees

•   Compensation

•   Investment

Other Current Public Company Directorships

•   Ally Financial Inc.

•   Comcast Corporation (Governance and Directors Nominating Committee Chair)

•   Forest City Realty Trust, Inc.

Education

•   BA – Anthropology, Stanford University

•   MSc – International Relations, London School of Economics

•   MBA – Finance & Strategy, Harvard Business School

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	5

Proposal 1—Election of Directors (continued)

GEOFFREY G. MEYERS Age: 73 Director Since: 2014 Independent Director	Mr. Meyers is the retired Chief Financial Officer, Executive Vice President and Treasurer of Manor Care, Inc. (a provider of short-term, post-acute services and long-term care), a position he held from 1988 to 2006. Prior to his work at Manor Care, Inc., Mr. Meyers served as the Chief Financial Officer of the health care division of Owens-Illinois, Inc. (a glass manufacturer and former holding company of Manor Care, Inc.). Mr. Meyers has extensive experience in the post-acute and acute-care industries, which provides valuable insight to the Company, and the knowledge he gained during his tenure as Chief Financial Officer of Manor Care, Inc. expands the Board’s expertise in the areas of risk management, reimbursement, strategic planning, development and acquisitions.
Welltower Inc. Committees

•   Audit

•   Nominating/Corporate Governance

Other Current Public Company Directorships

•   HCA Holdings, Inc. (Audit & Compliance Committee Chair)

Former Public Company Directorships Within the Last Five Years

•   PharMerica Corporation

Selected Directorships and Memberships

•   Board of Directors, Trust Company of Toledo

Education

•   BA – History & Comparative Literature, Northwestern University

•   MBA – Finance, The Ohio State University

TIMOTHY J. NAUGHTON Age: 56 Director Since: 2013 Independent Director	Mr. Naughton is the Chairman, Chief Executive Officer and President of AvalonBay Communities, Inc. (a real estate investment trust focused on developing, redeveloping, acquiring and managing high-quality apartment communities). Mr. Naughton has served as a director of AvalonBay Communities, Inc. since 2005, as its Chairman since May 2013, as its Chief Executive Officer since January 2012, as its President since February 2005 and in a variety of other capacities with AvalonBay Communities, Inc. or its predecessors since 1989. As the current Chief Executive Officer of a leading, publicly-traded real estate investment trust, Mr. Naughton brings strategic insight gleaned from being the leader of one of the most progressive, well-managed companies in a comparable industry. Mr. Naughton has 30 years of experience in the real estate investment trust and commercial real estate sectors.
Welltower Inc. Committees

•   Compensation

•   Executive

•   Investment (Chair)

Other Current Public Company Directorships

•   AvalonBay Communities, Inc. (Chair)

•   Park Hotels & Resorts Inc. (Nominating and Corporate Governance Committee Chair)

Selected Directorships and Memberships

•   Board of Directors, The Real Estate Roundtable

•   Member, Real Estate Forum

Education

•   BA – Economics, University of Virginia

•   MBA – Harvard Business School

SHARON M. OSTER Age: 69 Director Since: 1994 Independent Director

Ms. Oster has been the Frederic D. Wolfe Professor of Management and Entrepreneurship, Professor of Economics, at Yale University School of Management since 1994. From 2008 to 2011, she served as the dean of the Yale University School of Management. Ms. Oster’s expertise in competitive strategy, economic theory and management, and her leadership role at the Yale University School of Management and directorships with a variety of public companies give her a unique perspective.

Welltower Inc. Committees • Compensation (Chair) • Executive • Nominating/Corporate Governance Education • BA – Economics, Hofstra University • PhD – Economics, Harvard University

6 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal 1—Election of Directors (continued)

JUDITH C. PELHAM Age: 72 Director Since: 2012 Independent Director	Ms. Pelham is the President Emeritus of Trinity Health (a national system of health-care facilities). Prior to her current position at Trinity Health, she served as the President and Chief Executive Officer of Trinity Health from May 2000 to December 2004. Ms. Pelham also served as the President and Chief Executive Officer of Mercy Health Services (a health care system) from 1993 to 2000, the President and Chief Executive Officer of the Daughters of Charity Health Services of Austin (a network of hospitals, home care and ambulatory services) from 1982 to 1992, and the Assistant Vice President of Brigham and Women’s Hospital from 1976 to 1980. Ms. Pelham has extensive knowledge and leadership experience in the health care industry from her service as the President and Chief Executive Officer of Trinity Health, Mercy Health Services and the Daughters of Charity Health Services of Austin.

Welltower Inc. Committees

•   Compensation

•   Nominating/Corporate Governance

Former Public Company Directorships Within the Last Five Years

•   Amgen Inc.

Education

•   BA – Government, Smith College

•   MPA – Harvard University

SERGIO D. RIVERA Age: 55 Director Since: 2014 Independent Director

Mr. Rivera has been the President and Chief Executive Officer of the Vacation Ownership segment of ILG, Inc. (a leading provider of professionally-delivered vacation experiences in vacation ownership) since November 2016. Mr. Rivera was the President of The Americas for Starwood Hotels & Resorts Worldwide, Inc. (a hotel and leisure company) from 2012 to 2016 and the President and Chief Executive Officer of Starwood Vacation Ownership, Inc., now a wholly-owned subsidiary of ILG from 2007 to 2016. Mr. Rivera has served in a variety of capacities with Starwood Hotels & Resorts Worldwide, Inc. since 1998. Mr. Rivera’s extensive experience in real estate development and investment strategy, corporate finance and accounting, and operating matters relevant to management of complex global businesses with one of the leading hotel and leisure companies in the world provides valuable insight to the Board.

Welltower Inc. Committees

•   Audit

•   Investment

Other Current Public Company Directorships

•   ILG, Inc.

Selected Directorships and Memberships

•   Director and Trustee, American Resort Development Association

•   Trustee, Florida Chapter of The Nature Conservancy

•   Member, University of Central Florida Rosen College of Hospitality Management Advisory Board

•   Member, Florida International University Chaplin School of Hospitality & Tourism Management Dean’s Advisory Council

•   Member, Urban Land Institute

Education

•   BA – Finance and International Business, Florida International University

•   MBA – Florida International University

R. SCOTT TRUMBULL Age: 69 Director Since: 1999 Independent Director

Mr. Trumbull is the retired Chairman of the Board of Franklin Electric Co., Inc. (a manufacturer of water and fuel pumping systems), a position he held from 2003 to May 2015. From 2003 to May 2014, Mr. Trumbull was also Chief Executive Officer of Franklin Electric Co., Inc. From 2001 through 2002, Mr. Trumbull was Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc. (manufacturer of glass containers). From 1993 to 2001, Mr. Trumbull served as Executive Vice President, International Operations & Corporate Development of Owens-Illinois, Inc. Mr. Trumbull’s leadership experience as Chairman and Chief Executive Officer of Franklin Electric Co., Inc. and in various capacities at Owens-Illinois, Inc. provides the Board with a global perspective.

Welltower Inc. Committees

•   Audit (Chair)

•   Executive

Other Current Public Company Directorships

•   Artisan Partners Funds, Inc. (registered mutual fund)

•   Columbus McKinnon Corporation

Former Public Company Directorships Within the Last Five Years

•   Franklin Electric Co., Inc.

•   Schneider National, Inc.

Education

•   BA – Economics, Denison University

•   MBA – General Management, Harvard Business School

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	7

Proposal 1—Election of Directors (continued)

GARY WHITELAW Age: 62 Director Since: 2017 Independent Director	Mr. Whitelaw has been the Chief Executive Officer of Bentall Kennedy (a real estate investment management and services company) and its predecessor entities since 1998. Mr. Whitelaw’s executive leadership experience as the Chief Executive Officer of Bentall Kennedy, along with his extensive real estate investment, operating, and development experience in the United States and Canada, brings to the Board valuable skills and experience and a unique perspective.
Welltower Inc. Committees

•   Investment

•   Nominating/Corporate Governance

Selected Directorships and Memberships

•   Director, Bentall Kennedy

•   Board of Directors, NewTower Trust Company

Education

•   B.Sc – Architecture, McGill University

•   B. – Architecture, McGill University

•   MBA – Harvard Business School

Director Not Standing For Election

Fred S. Klipsch, age 76. Mr. Klipsch has served as a director of the Company since 2006 and is a member of the Board’s Audit, Investment, and Nominating/Corporate Governance Committees. Mr. Klipsch is not standing for election at the Annual Meeting. At such time, he will no longer be a member of the Board or any of its committees. Mr. Klipsch’s decision not to stand for election is not the result of any disagreement with the Company on any matter related to the Company’s operations, policies, or practices.

8 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Director Compensation

The table below summarizes the compensation paid in 2017 to the Company’s non-employee directors.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash($)		Stock Awards($)(5)	Total($)

Kenneth J. Bacon	91,000		140,065	231,065

Jeffrey H. Donahue	236,500	(1)	140,065	376,565

Fred S. Klipsch	89,000		140,065	229,065

Geoffrey G. Meyers	87,500		140,065	227,565

Timothy J. Naughton	104,260	(2)	140,065	244,325

Sharon M. Oster	119,500	(3)	140,065	259,565

Judith C. Pelham	88,500		140,065	228,565

Sergio D. Rivera	86,500		140,065	226,565

R. Scott Trumbull	119,000	(4)	140,065	259,065

Gary Whitelaw	36,726		60,977	97,703	(6)
(1)	Includes $125,000 additional fee for serving as Chairman of the Board, $15,000 additional fee for serving as Nominating/Corporate Governance Committee Chair and $7,500 additional fee for serving on the Executive Committee.

(2)	Includes $13,260 additional prorated fee for serving as Investment Committee Chair, a position to which he was appointed on July 26, 2017.

(3)	Includes $20,000 additional fee for serving as Compensation Committee Chair and $7,500 additional fee for serving on the Executive Committee.

(4)	Includes $25,000 additional fee for serving as Audit Committee Chair and $7,500 additional fee for serving on the Executive Committee.

(5)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for deferred stock units granted to the non-employee directors in 2017 and are based on the closing price of $65.39 on February 9, 2017, the date of grant for all directors other than Mr. Whitelaw, and on the closing price of $73.29 on July 26, 2017, the grant for Mr. Whitelaw’s prorated award. As of December 31, 2017, (a) each non-employee director (other than Mr. Whitelaw) held an aggregate of 2,142 deferred stock units that had not yet been converted into shares of common stock and (b) Mr. Whitelaw held an aggregate of 832 deferred stock units that had not yet been converted into shares of common stock.

(6)	Mr. Whitelaw was appointed to the Board on July 26, 2017 and he received a pro rata portion of his compensation in 2017 based on the time he served as a director.

The form and amount of non-employee director compensation is determined by the Board upon the recommendation of the Compensation Committee. Generally, the Board’s policy is to pay its non-employee directors appropriate and competitive compensation so as to ensure the Company’s ability to attract and retain highly-qualified directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a semi-annual basis, most recently in October 2017 with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors.

The compensation program for non-employee directors for the 2017 calendar year consisted of:

Cash Compensation

•	$85,000 annual cash fee

•	Additional Chairman of the Board fee of $125,000 per year

•	Additional Committee Chair fees of $25,000 per year for the Chair of the Audit Committee, $20,000 for the Chair of the Compensation Committee, $20,000 for the Chair of the Investment Committee, and $15,000 for the Chair of the Nominating/Corporate Governance Committee

•	Additional Executive Committee fee of $7,500 per year for each non-employee member of such committee

•	If the Board holds more than four meetings in a year, each director will receive $1,500 for each meeting attended in excess of four meetings

•	If any of the Audit, Compensation, Executive, Investment or Nominating/Corporate Governance Committees holds more than four meetings in a year, each member will receive $1,000 for each meeting attended in excess of four meetings

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	9

Director Compensation (continued)

Equity Compensation

In 2017, the non-employee directors each received grants of deferred stock units with a value of approximately $140,000 pursuant to the 2016 Long-Term Incentive Plan. The deferred stock units granted in 2017 will be converted into shares of common stock on the first anniversary of the date of grant. Recipients of the deferred stock units also received dividend equivalent rights entitling them to cash payment from the Company in an amount equal to any dividends paid on the Company’s common stock as and when such amounts are paid.

DIRECTOR STOCK OWNERSHIP GUIDELINES

In February 2018, the Compensation Committee revised the Company’s minimum stock ownership policy to require each non-employee director, within five years of joining the Board, to own shares of common stock with a fair market value of at least five times the annual cash retainer (an increase from the prior guideline of four times such retainer). Shares owned directly and indirectly, restricted shares and deferred stock units count towards these ownership requirements. As of December 31, 2017, each non-employee director was in compliance with these ownership requirements or had been a director for less than five years.

10 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Corporate Governance

SNAPSHOT OF BOARD & GOVERNANCE INFORMATION

Number of Independent Directors Standing for Election	9

Total Number of Director Nominees	10

Average Age of Directors Standing for Election	65.5

Average Tenure of Directors Standing for Election (years)	10.2

Separate Chairman and CEO	Yes

Independent Chairman	Yes

Annual Election of All Directors	Yes

Majority Voting for Directors	Yes

Regular Executive Sessions of Independent Directors	Yes

New Director Orientation	Yes

Annual Board and Committee Self-Evaluations	Yes

Annual Review of Management Succession Plans	Yes

Code of Business Conduct and Ethics	Yes

Policies and Practices to Align Executive Compensation with Long-Term Shareholder Interests	Yes

Stock Ownership Requirements for Executives	Yes

Stock Ownership Requirements for Directors	Yes

Anti-Hedging and Anti-Pledging Policies	Yes

Clawback Policy	Yes

Board Leadership Structure

The Board is responsible for selecting the appropriate Board leadership structure. To do so, the Board periodically reviews the leadership structure to determine whether it continues to best serve the Company and its shareholders.

The Board believes the current leadership structure—the separation of the Chairman and Chief Executive Officer roles—best serves the Company and its shareholders by allowing the Chief Executive Officer to focus his time and energy on operating and managing the Company and increasing the Board’s independent oversight.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	11

Corporate Governance (continued)

Independence and Meetings

The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the NYSE and a Code of Business Conduct and Ethics that meets the NYSE’s listing standards and complies with the rules of the SEC. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company’s website at www.welltower.com/investors/governance.

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director independence in February 2018. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director is independent.

The Board determined that other than Mr. DeRosa, all of the directors are independent under applicable rules of the NYSE. The Board also determined that other than Mr. DeRosa, all of the directors have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and are therefore independent under applicable rules of the NYSE and the independence standards in the Corporate Governance Guidelines. Mr. DeRosa is not independent because he is the Chief Executive Officer of the Company.

The Board has standing Audit, Compensation, Executive, Investment and Nominating/Corporate Governance Committees.

The Board determined that:

•	all of the members of the Audit Committee are independent under the applicable rules of the NYSE and the independence standards in the Corporate Governance Guidelines and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended;
•	all of the members of the Compensation Committee are independent, non-employee and outside directors, as the case may be, under the applicable rules of the NYSE, SEC and Internal Revenue Service; and
•	all of the members of the Nominating/Corporate Governance Committee are independent under the applicable rules of the NYSE.

The Company’s policy is to schedule a meeting of the Board on the date of the annual meeting of shareholders and all of the directors are encouraged to attend that meeting. All directors attended last year’s annual meeting of shareholders.

The Chairman presides at all meetings of the shareholders and of the Board.

The Board met five times during the year ended December 31, 2017. Executive sessions of independent directors are held after regularly scheduled meetings of the Board. The Chairman presides at all such sessions or meetings of the independent directors.

In 2017, all incumbent directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served.

Audit Committee

The Audit Committee assists the Board in monitoring the Company’s financial statements; the independent auditor, including its qualifications and independence; the performance of the Company’s internal auditor and internal audit function; the Company’s compliance with legal and regulatory requirements; the effectiveness of the Company’s internal controls over financial reporting and disclosure controls and procedures; the Company’s major financial risk exposures, risk assessment, and risk management policies; and the Company’s information technology systems.

12 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Corporate Governance (continued)

The Audit Committee met four times during the year ended December 31, 2017. The members of the Audit Committee are Mr. Klipsch, Mr. Meyers, Mr. Rivera and Mr. Trumbull, with Mr. Trumbull serving as Chair.

The Audit Committee is comprised solely of independent directors who are not officers or employees of the Company and who the Board has determined have the requisite financial literacy under the rules of the NYSE to serve on the Audit Committee. Additionally, the Board determined that no member of the Audit Committee has any material relationship with the Company that might interfere with the exercise of the member’s independent judgment.

The Board, after reviewing all of the relevant facts and circumstances, determined that Mr. Klipsch, Mr. Meyers, Mr. Rivera and Mr. Trumbull are “audit committee financial experts” for purposes of rules of the SEC.

The Audit Committee is governed by a written charter approved by the Board. The charter is available on the Company’s website at www.welltower.com/auditcharter.

Compensation Committee

The Compensation Committee reviews and approves the compensation arrangements for the Company’s executive officers, reviews and administers the Company’s stock compensation plans and programs, and reviews and recommends to the Board changes in the Board’s compensation. The Compensation Committee met seven times during the year ended December 31, 2017. The members of the Compensation Committee are Mr. Bacon, Mr. Naughton, Ms. Oster and Ms. Pelham, with Ms. Oster serving as Chair.

The Compensation Committee is governed by a written charter approved by the Board. The charter is available on the Company’s website at www.welltower.com/investors/governance. See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

Executive Committee

The function of the Executive Committee is to exercise all of the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board. The Executive Committee is also responsible for reviewing and approving the Company’s investments between meetings of the Board. The Executive Committee met two times during the year ended December 31, 2017. The members of the Executive Committee are Mr. DeRosa, Mr. Donahue, Mr. Naughton, Ms. Oster and Mr. Trumbull, with Mr. Donahue serving as Chair.

Investment Committee

The Investment Committee reviews the Company’s investment guidelines and policies; reviews and approves certain developments, investments, and dispositions; reviews senior management’s development, investment, and disposition plans; makes recommendations to the Board regarding investments requiring the Board’s approval; reviews and periodically evaluates the performance of the Company’s investments; and reviews and makes recommendations to the Board regarding appropriate approval levels granted to the Investment Committee and to senior management. The Investment Committee met three times during the year ended December 31, 2017. The members of the Investment Committee are Mr. Bacon, Mr. Klipsch, Mr. Naughton, Mr. Rivera and Mr. Whitelaw, with Mr. Naughton serving as Chair.

Nominating/Corporate Governance Committee

Responsibilities and Members. The Nominating/Corporate Governance Committee engages in succession planning for the Board and key leadership roles on the Board and its committees; identifies potential candidates to fill Board positions; makes recommendations to the Board concerning the size and composition of the Board and its committees; oversees and makes recommendations regarding corporate governance matters, including annual review of the Company’s Corporate Governance Guidelines; oversees the annual evaluation of the performance of the Board and its committees; and reviews environmental sustainability issues and the Company’s environmental sustainability practices. The Nominating/Corporate Governance Committee met five times during the year ended December 31, 2017. The members of the Nominating/Corporate Governance Committee are Mr. Donahue, Mr. Klipsch, Mr. Meyers, Ms. Oster, Ms. Pelham and Mr. Whitelaw, with Mr. Donahue serving as Chair.

The Board has determined that no member of the Nominating/Corporate Governance Committee has any material relationship with the Company that might interfere with the member’s exercise of his or her independent judgment.

The Nominating/Corporate Governance Committee is governed by a written charter approved by the Board. The charter is available on the Company’s website at www.welltower.com/investors/governance.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	13

Corporate Governance (continued)

Consideration of Director Nominees. The Board generally looks for individuals who have displayed high ethical standards, integrity and sound business judgement. The Board also believes that a nominee for director should be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound business judgment and should have high personal and professional ethics, strength of character, integrity and values. Also, directors and nominees for director should be available and willing to attend regularly scheduled meetings of the Board and its committees and otherwise able to contribute a reasonable amount of time to the Company’s affairs, with participation on other boards of directors encouraged to provide breadth of experience to the Board. However, directors may not serve on the boards of more than four other public companies. Directors who are chief executive officers of public companies may not serve on the boards of more than two other public companies, in addition to the Company’s Board. While the Board has not established term limits, unless otherwise determined by the Board, no person shall be nominated for election as a director after his or her 75th birthday. In 2017, the Board determined that it was in the best interests of the Company to nominate Mr. Klipsch, who celebrated his 75th birthday in August 2016, for election to the Board for an additional year. The Board decided not to nominate Mr. Klipsch for election to the Board in 2018. Under the By-Laws, in order to serve as a director, an individual must beneficially own at least 100 shares of the Company’s common stock, unless the Board determines otherwise by resolution.

In identifying and evaluating nominees for director, the Nominating/Corporate Governance Committee first looks at the overall size and structure of the Board and the experience, skills, diversity and other qualities represented on the Board. Second, taking into consideration the characteristics mentioned above, the Nominating/Corporate Governance Committee determines if there are any specific qualities or skills that would complement the existing strengths of the Board. The Nominating/Corporate Governance Committee takes diversity into account in identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee considers diversity in terms of (1) professional experience, including experience in the Company’s primary business segments and in areas of possible future expansion, (2) educational background and (3) age, race, gender and national origin.

The Nominating/Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors and management, and may seek input from third party executive search firms retained at the Company’s expense. If the Nominating/Corporate Governance Committee retains one or more search firms, such firms may be asked to identify possible nominees, interview and screen such nominees and act as a liaison between the Nominating/Corporate Governance Committee and each nominee during the screening and evaluation process.

The Nominating/Corporate Governance Committee will review the résumé and qualifications of each candidate based on the criteria described above and determine whether the candidate would add value to the Board. With respect to candidates that are determined by the Nominating/Corporate Governance Committee to be potential nominees, the Nominating/Corporate Governance Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Nominating/Corporate Governance Committee and the Chairman of the Board will interview qualified candidates. Once it is determined that a candidate is a good prospect, the candidate will be invited to meet the other members of the Nominating/Corporate Governance Committee. If the candidate is approved by the Nominating/Corporate Governance Committee, the candidate will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Nominating/Corporate Governance Committee determines that the candidate will be able to add value to the Board and the candidate expresses his or her interest in serving on the Board, the Nominating/Corporate Governance Committee will then recommend to the Board that the candidate stand for election by the shareholders or fill a vacancy or newly created position on the Board. Each year, the Board and the Nominating/Corporate Governance Committee evaluate the size, composition and diversity of the Board as part of the Board and Committee self-evaluation process. These self-evaluations help the Nominating/Corporate Governance Committee assess the effectiveness of the foregoing procedures for identifying and evaluating nominees for director.

The Nominating/Corporate Governance Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Nominating/Corporate Governance Committee in care of the Senior Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Nominating/Corporate Governance Committee requires that shareholder recommendations for director nominees be submitted by November 23, 2018 and be accompanied by (1) the name, age, business address and, if known, residence address of the nominee, (2) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee, (3) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the nominee and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended, together with a written statement from the nominee that he or she is willing to be nominated and desires to serve, if elected.

Also, the shareholder making the nomination should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the nominee and (2) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the shareholder making the nomination and by any other supporting

14 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Corporate Governance (continued)

shareholders. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

In addition to the right of shareholders to recommend director nominees to the Nominating/Corporate Governance Committee, the By-Laws provide that a shareholder entitled to vote for the election of directors may make nominations at a meeting of shareholders of persons for election to the Board if the shareholder has complied with specified prior notice requirements. To be timely, a shareholder’s notice of an intent to nominate a director at a meeting of shareholders must be in writing and delivered to the Senior Vice President - General Counsel & Corporate Secretary not more than 120 days prior to the first anniversary of the preceding year’s annual meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting of shareholders.

With respect to the 2019 Annual Meeting of Shareholders, such a notice must be received by the Senior Vice President—General Counsel & Corporate Secretary by February 6, 2019. The By-Laws further require that such a notice include all of the information specified in the preceding paragraph for shareholder recommendations to the Nominating/Corporate Governance Committee for director nominees.

The Company may require that the proposed nominee furnish other information as the Company may reasonably request to assist in determining the eligibility of the proposed nominee to serve as a director. At any meeting of shareholders, the Chairman of the Board may disregard the purported nomination of any person not made in compliance with these procedures.

Leadership Team

The Leadership Team guides the organization in developing and delivering the strategic plan, achieving Company goals and objectives, and successfully positioning the Company in the market.  The Leadership Team consists of all executive officers and senior vice presidents of the Company.

Risk Management

The Board and Leadership Team play a vital role in overseeing the management of the Company’s risks. The Board regularly reviews the Company’s significant risk exposure, including operational, strategic, financial, legal, environmental sustainability and regulatory risks. The Board and the Audit Committee review the management of financial risk and the Company’s policies regarding risk assessment and risk management. The Board and the Compensation Committee review the management of risks relating to the Company’s compensation plans and arrangements. The Board and the Nominating/Corporate Governance Committee review the management of risks relating to compliance, environmental sustainability and the Company’s corporate governance policies. The Leadership Team is responsible for identification, assessment and management of risks, and has established an Enterprise Risk Management Committee to assure that appropriate risk identification and mitigation procedures are incorporated into the daily activities and decision-making of the Company. This Committee is led by the Senior Vice President - General Counsel & Corporate Secretary and includes four additional members of the Leadership Team. Additionally, periodic risk reviews are performed with business unit leaders to review the likelihood of adverse effects, the potential impact of those risks, risk tolerances and mitigating measures.

The Board meets at regular intervals with the Leadership Team and key members of management who are primarily responsible for risk management to review the Company’s significant risk exposures. A report detailing risks identified and the results of mitigation efforts is provided to the Board on a regular basis, including results of risk mitigation testing performed by Internal Audit.

Succession Planning

The Board is actively engaged in succession planning. The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and oversees the performance evaluations of the Named Executive Officers.

Annually, the Board discusses succession plans for the Chief Executive Officer and other members of senior management. Succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. Each of the Chief Executive Officer’s direct reports meets quarterly with the Chief Executive Officer to discuss development plans and opportunities. The Board also consults with the Chief Executive Officer regarding future candidates for senior leadership positions, succession timing for those positions, and development plans for the candidates with the greatest potential. This process facilitates a meaningful discussion regarding all senior leadership positions, ensures continuity of leadership over the long term and forms the basis on which the Company makes ongoing leadership assignments.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	15

Corporate Governance (continued)

Corporate Sustainability

Operating in a sustainable, responsible and transparent manner is a key part of the Company’s mission to help people live and age well. It also increases shareholder value by reducing costs and increasing the Company’s resilience to environmental, social and governance risks. The Company is dedicated to being a leader of corporate social responsibility in its sector and is committed to applying the principles of sustainability to transform health care infrastructure and drive total shareholder value.

The Company’s initiatives are focused on improving the efficiencies of its buildings and effectively managing its resource consumption and environmental impacts. Through these efforts, the Company reduced its greenhouse gas emissions by 1.7% and its average energy use intensity by 1.4% in 2017 (as compared to 2016).

2017 Highlights

  ENERGY

The Company was named an EPA Green Power Partner in recognition of its use of renewable energy across the portfolio. In 2017, the Company used 12,560,000 kWh of renewable energy, the equivalent of over 1,000 homes’ energy usage for the year. By using renewable energy, the Company helps to mitigate the health impacts from air emissions from conventional power generation.

The Company was named an Exemplary Health care Sector Parking Facility award winner in the 2017 Lighting Energy Efficiency in Parking (LEEP) campaign, one of only fifteen organizations to win an award. Through its outdoor lighting upgrade program, the Company will save energy while reducing operating costs by implementing technologies with short payback periods and attractive returns on investment.

  BUILDINGS

Continuing the commitment to owning high quality real estate, the Company certified 17 Energy Star, 4 BREEAM and 11 IREM Certified Sustainable Property buildings across the seniors housing and medical office building portfolio. The Company also certified 63 medical office buildings under its Green Arrow Building Certification program.

  SOCIAL RESPONSIBILITY

Through its corporate giving platform, the Company provided more than $800,000 in support to local and national organizations. Supporting local communities is very important to the Company and it ultimately benefits both the communities and the Company.

The Company was recognized as a Winning Company in 2017 by 2020 Women on Board for having 20% or more of its board seats held by women. The Company is committed to good corporate governance and believes in the benefits of board member diversity.

  RECOGNITION

The Company achieved the Global Real Estate Sustainability Benchmark (“GRESB”) Green Star designation for the third year in a row, showcasing its commitment to environmental sustainability. The Company’s GRESB ESG public disclosure score of an A highlights its leadership and commitment to transparency in environmental, social and governance risks, opportunities and performance.

The Company increased its score on the RobecoSAM Corporate Sustainability Assessment survey by 20% and was listed to the North America Dow Jones Sustainability Index for the second year in a row. Due to its efforts, the Company was listed in RobecoSAM’s 2018 Sustainability Yearbook, and recognized as an Industry Mover for the greatest improvement in performance in its industry (as compared to last year). The Sustainability Yearbook recognizes the top 15% of companies in their industry for their environmental, social and governance leadership.

The Company was the first health care sector member to be named a Green Lease Leader by the Institute of Market Transformation in partnership with the Department of Energy Better Buildings Alliance. Through the use of green leases, the Company has aligned sustainability initiatives so building owners and tenants can both benefit from implementing sustainability solutions.

For more information relating to sustainability and corporate responsibility, visit www.welltower.com/responsibility.

16 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Corporate Governance (continued)

Compensation Committee Interlocks and Insider Participation

Mr. Bacon, Mr. Naughton, Ms. Oster, and Ms. Pelham were members of the Compensation Committee during 2017. None of the members of the Compensation Committee is or has been an executive officer or employee of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of SEC Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2017.

Communications with the Board

Shareholders and other parties interested in communicating with the Board or any specific directors, including the non-executive Chairman or the non-employee or independent directors as a group, may do so by writing to: The Board of Directors, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

The Nominating/Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Senior Vice President - General Counsel & Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Senior Vice President - General Counsel & Corporate Secretary, relates to the functions of the Board or committees thereof or that he otherwise determines requires their attention (for example, if the communication received relates to questions, concerns or complaints regarding accounting, internal control over financial reporting and auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review). Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of such correspondence.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	17

Executive Officers

The following information is furnished as to the executive officers of the Company:

THOMAS J. DEROSA Age: 60	Mr. DeRosa has served as Chief Executive Officer of the Company since April 2014. Mr. DeRosa’s biographical information is set forth under “Directors to be Elected” above.

JOHN A. GOODEY Age: 45	Mr. Goodey has served as Executive Vice President—Chief Financial Officer of the Company since October 2017. Mr. Goodey served as Senior Vice President—International of the Company from May 2014 to October 2017. Mr. Goodey served as managing director at Barclays Capital from December 2009 to May 2014 and director at Deutsche Bank from 1997 to 2009.

MERCEDES T. KERR Age: 49	Ms. Kerr has served as Executive Vice President—Business & Relationship Management of the Company since January 2017. Ms. Kerr served as Executive Vice President—Business Development of the Company from July 2016 to January 2017, as Senior Vice President—Business Development of the Company from July 2015 to July 2016, as Senior Vice President—Marketing of the Company from September 2010 to July 2015 and as Vice President—Marketing of the Company from April 2008 to September 2010.

MATTHEW G. MCQUEEN Age: 45	Mr. McQueen has served as Senior Vice President—General Counsel & Corporate Secretary of the Company since July 2016. Mr. McQueen served as Senior Vice President—Legal of the Company from March 2015 to July 2016. From 2007 to 2015, Mr. McQueen served as of counsel and a partner in the Corporate and Securities group at the law firm of Sidley Austin LLP.

SHANKH MITRA Age: 37	Mr. Mitra has served as Senior Vice President—Investments of the Company since January 2018. Mr. Mitra served as Senior Vice President—Finance & Investments of the Company from January 2016 to January 2018. From July 2013 to December 2015, Mr. Mitra served as Portfolio Manager, Real Estate Securities at Millennium Management. Mr. Mitra served as Senior Analyst at Citadel Investment Group from April 2012 to June 2013 and Fidelity Investments from June 2009 to March 2012.

18 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own beneficially more than 10% of the shares of common stock of the Company, to file reports of ownership and changes of ownership with the SEC and the NYSE. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors and executive officers complied with all applicable filing requirements during the fiscal year ended December 31, 2017.

Beneficial Ownership of More than 5%

Based upon filings made with the SEC in January and February 2018 (with respect to holdings as of December 31, 2017), the only shareholders known to the Company to be the beneficial owners of more than 5% of the Company’s common stock are as follows:

Beneficial Owner	Common Stock Beneficially Owned	Percent of Outstanding Common Stock(4)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	53,996,698(1)	14.52%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	39,409,200(2)	10.59%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	21,208,935(3)	5.70%
(1)	Includes 403,891 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., and 1,181,912 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. In the aggregate, The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. have sole voting power over 945,734 shares, shared voting power over 538,669 shares, sole dispositive power over 52,952,738 shares and shared dispositive power over 1,043,960 shares. In addition, the number of shares reported as beneficially owned by The Vanguard Group, Inc. includes the 24,836,163 shares separately reported as beneficially owned by Vanguard Specialized Funds in its filing made with the SEC. Vanguard Specialized Funds has sole voting power over 24,836,163 shares.

(2)	In the aggregate, BlackRock, Inc. and its affiliates have sole voting power over 35,870,358 shares and sole dispositive power over 39,409,200 shares.

(3)	In the aggregate, State Street Corporation and its affiliates have shared voting power over 21,208,935 shares and shared dispositive power over 21,208,935 shares.

(4)	The percentages set forth in the table reflect percentage ownership as of March 6, 2018. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2017.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	19

Security Ownership of Directors and Management and Certain Beneficial Owners (continued)

Beneficial Ownership of Directors and Executive Officers

The table below sets forth, as of March 6, 2018, unless otherwise specified, certain information with respect to the beneficial ownership of the Company’s shares of common stock by each director of the Company, each Named Executive Officer, and the directors and executive officers of the Company as a group. Unless noted below, each person has sole voting and investment power regarding the Company’s shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of the Company.

Name of Beneficial Owner	Shares Held of Record(1)	Options Exercisable Within 60 Days	Total Shares Beneficially Owned(2)

Kenneth J. Bacon	4,266	0	4,266

Thomas J. DeRosa	263,843	0	263,843

Jeffrey H. Donahue	38,858	0	38,858

Scott A. Estes	117,607	43,787	161,394(3)

John A. Goodey	45,992	0	45,992

Mercedes T. Kerr	35,659	4,342	40,001

Fred S. Klipsch	18,049	0	18,049

Matthew G. McQueen	12,951	0	12,951

Geoffrey G. Meyers	6,496	0	6,496

Jeffrey H. Miller	120,302	4,820	125,122(4)

Shankh Mitra	42,805	0	42,805

Timothy J. Naughton	14,160	0	14,160

Sharon M. Oster	51,207	0	51,207(5)

Judith C. Pelham	9,975	0	9,975

Sergio D. Rivera	7,754	0	7,754

R. Scott Trumbull	68,170	0	68,170(6)

Gary Whitelaw(7)	3,282	0	3,282

All directors and executive officers as a group (15 persons)	623,467	4,342	627,809(8)
(1)	Includes all restricted shares granted under the Company’s Amended and Restated 2005 Long-Term Incentive Plan (“2005 Long-Term Incentive Plan”) and the Company’s 2016 Long-Term Incentive Plan beneficially owned by such directors and Named Executive Officers and all directors and executive officers as a group as of March 6, 2018.

(2)	Does not include 2,561 deferred stock units granted to each non-employee director on February 8, 2018. These deferred stock units will be converted into shares of common stock on the next anniversary of the date of grant.

(3)	On October 3, 2017, Mr. Estes resigned as the Executive Vice President - Chief Financial Officer of the Company. Mr. Estes is included in this table because he is a Named Executive Officer. Mr. Estes’s shares held of record are reported as of October 3, 2017, his last day as an employee of the Company. Mr. Estes exercised all outstanding stock options on November 10, 2017.

(4)	On January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer of the Company. Mr. Miller is included in this table because he is a Named Executive Officer. Mr. Miller’s shares held of record are reported as of January 31, 2017, his last day as an employee of the Company. Mr. Miller exercised all outstanding stock options on March 1, 2017.

(5)	Ms. Oster’s total shares beneficially owned include 17,000 shares owned by her spouse.

(6)	Mr. Trumbull’s total shares beneficially owned include 23,362 shares held in trust for the benefit of his immediate family, as to which his spouse is the trustee. Mr. Trumbull disclaims beneficial ownership of these 23,362 shares.

(7)	Mr. Whitelaw was appointed to the Board on July 26, 2017.

(8)	Total beneficial ownership represents 0.17% of the outstanding shares of common stock of the Company as of March 6, 2018.

20 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners (continued)

Certain Relationships and Related Transactions

Policies and Procedures for Review, Approval or Ratification of Related Party Transactions

The Company has a written policy requiring all material transactions with related parties to be approved or ratified by the Board. The policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In determining whether to approve or ratify a transaction, the Board will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has determined that transactions that involve any employment by the Company of an executive officer of the Company shall be deemed to be pre-approved if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K because the person is a Named Executive Officer, or if the executive officer is not a Named Executive Officer and the compensation would have been reported in the Company’s proxy statement if the executive officer had been a Named Executive Officer (and the Company’s Compensation Committee approved or recommended that the Board approve such compensation). The Board also has pre-approved certain transactions that involve (1) any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K; (2) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts; and (3) any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	21

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

Audit Fees

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of the Company’s independent registered public accounting firm. The Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with the Company’s business, personnel, culture, accounting systems or risk profile; the appropriateness of fees charged; and whether provision of the service by the independent registered public accounting firm would enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee obtains and reviews a report from the independent registered public accounting firm at least annually regarding: (a) the independent registered public accounting firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent registered public accounting firm and the Company (in order to assess the independent registered public accounting firm’s independence). The Audit Committee evaluates the qualifications, performance and independence of the independent registered public accounting firm, including considering whether its quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining its independence, and taking into account the opinions of management and the internal auditors.

The Audit Committee has selected Ernst & Young LLP (“EY”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018. EY has served as the Company’s independent registered public accounting firm since the Company’s inception in 1970. The Audit Committee periodically considers whether, in order to assure continuing auditor independence, it should adopt a policy requiring the regular rotation of the independent registered public accounting firm. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner every five years as mandated by the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and is directly involved in the selection of EY’s lead audit partner. The Company’s current lead audit partner was appointed beginning with the 2018 audit. The Audit Committee and the Board believe that the continued retention of EY as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2019 because of the difficulty and expense of making a substitution. Representatives of the firm of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for professional services provided by EY in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,

	2017	2016

Audit Fees	$2,832,759	$3,050,971

Audit-Related Fees	27,842	2,810

Tax Fees:

Tax Compliance	0	0

Tax Planning and Tax Advice	491,456	45,229

All Other Fees	0	0

Totals	$3,352,057	$3,099,010

Audit fees include fees associated with the annual audit, the review of the Company’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as accounting consultations billed as audit services, comfort letters, consents and assistance with review of documents to be filed with or furnished to the SEC.

Audit-related fees include fees associated with assurance and related services that are traditionally performed by an independent accountant, and include access to research databases and consultations concerning financial accounting and reporting standards not billed as audit services.

22 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm (continued)

Tax fees include fees for tax compliance and tax planning and tax advice services. Tax compliance involves the preparation of original and amended tax returns, claims for refund and tax payment-planning services and assistance with tax audits and appeals. Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.

None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for such ratification.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	23

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm (continued)

Pre-Approval Policies and Procedures

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for the Company by EY and is responsible for the audit fee negotiations associated with the engagement of EY. At its quarterly meetings, the Audit Committee pre-approves particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services. Prior to giving its approval, the Committee reviews the written descriptions of these services provided by EY and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.

All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services provided to the Company by EY during the year ended December 31, 2017 were pre-approved by the Audit Committee.

Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management, the internal auditors and the independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, including the company’s (i) 2017 integrated audit plan; (ii) updates on completion of the audit plan; (iii) compliance with the internal controls required under Section 404 of SOX; (iv) critical accounting policies; (v) assessment of the impact of new accounting guidance; (vi) non-GAAP policies and procedures; (vii) disclosure committee charter; (viii) SEC comment letters; (ix) derivatives and hedging policies and usage; (x) income tax strategy; and (xi) strategy and management of data analytics, business insights and cybersecurity.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be communicated to the Audit Committee under U.S. applicable standards (including Auditing Standard No. 1301, “Communications with Audit Committees”) of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and the Company and considered the compatibility of non-audit services with such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during the year ended December 31, 2017.

Based on reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of EY as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Mr. Klipsch, Mr. Meyers, Mr. Rivera and Mr. Trumbull were each members of the Audit Committee in 2017 and participated in the reviews and discussions described above.

Submitted by the Audit Committee

R. Scott Trumbull, Audit Committee Chair

Fred S. Klipsch, Audit Committee Member

Geoffrey G. Meyers, Audit Committee Member

Sergio D. Rivera, Audit Committee Member

24 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal 3—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act, the Company’s shareholders have the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

The Company’s compensation programs, which are detailed in “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, are designed to link pay to performance and to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and increased shareholder returns. This compensation philosophy is central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to “Executive Compensation—Executive Summary” in this Proxy Statement for an overview of the compensation of the Named Executive Officers and the Company’s key financial and strategic achievements in 2017 that drove compensation decisions. We also encourage shareholders to read the “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which describes the details of the Company’s compensation programs and the decisions made by the Compensation Committee with respect to 2017 compensation.

Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables, is hereby approved.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of the Company’s shareholders, and to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, the Company will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At our 2017 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our named executive officer compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual advisory votes on our named executive officer compensation. Unless the Board modifies this policy, our next advisory vote on our named executive officer compensation following this vote will be held at our 2019 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for approval of this proposal.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	25

Proposal 4—Affirmative Vote on an Employee Stock Purchase Plan

The Welltower Inc. Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board on October 26, 2017, subject to approval by the Company’s shareholders at this Annual Meeting. The Board believes that approval of the ESPP is in the best interests of the Company and our shareholders. The ESPP will help give the Company the ongoing ability to attract and retain the employee and management talent necessary for the Company’s continued success by enabling eligible employees to acquire a proprietary interest in the Company by purchasing shares of the Company’s common stock through payroll deductions.

DESCRIPTION OF THE ESPP

The following is a description of the ESPP. This description is qualified in its entirety by the full text of the ESPP attached to this Proxy Statement as Appendix A, which is incorporated herein by reference. Please refer to Appendix A for a more complete description of the terms of the ESPP.

Purpose. The purpose of the ESPP is to provide eligible employees of the Company and its subsidiaries with an opportunity to acquire an equity interest in the Company by providing eligible employees with a convenient means to purchase shares of the Company’s common stock through payroll deductions.

Administration. The ESPP will be administered by a committee appointed by the Board (the “ESPP Committee”). The Compensation Committee of the Board has been appointed by the Board to administer the ESPP. Subject to the terms of the ESPP, the Committee has the power to interpret and construe any provision of the ESPP and to adopt and amend rules and regulations for administering the ESPP. The Committee may delegate to any person or entity certain functions or services to be performed in connection with the administration of the ESPP. Determinations, decisions and actions of the ESPP Committee are final, conclusive and binding. The ESPP Committee also has discretion to modify the terms of the ESPP with respect to participants residing outside of the U.S. or who are employed by non-U.S. subsidiaries and to the extent necessary or advisable to conform the terms of the ESPP to the requirements of local laws.

Authorized Shares. The maximum number of shares of Company common stock that may be made available for purchase under the ESPP is 1,000,000 shares, subject to adjustment upon changes in the capitalization of the Company in accordance with the terms of the ESPP. Shares of Company common stock purchased under the ESPP may consist of treasury shares held by the Company, authorized, but unissued shares or shares purchased in the open market.

Adjustments. In the event of certain changes in the capitalization of the Company, such as mergers, consolidations, reorganizations, stock dividends or other similar changes in corporate structure or capitalization, the Board will make appropriate adjustments to the number of shares of the Company’s common stock available for purchase under the ESPP and the purchase price of shares offered under the ESPP, and may make such other adjustments as it sees appropriate to prevent substantial dilution or enlargement of the rights granted under the ESPP.

Effective Date, Amendment and Termination. The ESPP was approved by the Board on October 26, 2017, subject to approval by our shareholders at the Annual Meeting or at any other time within twelve months after the date of Board approval. If our shareholders do not approve the ESPP within this time period, then the current Offering Period (as described below) will terminate and all amounts accumulated in participant accounts will be refunded to participants, without interest.

The Board or the ESPP Committee may amend, modify, suspend, discontinue or terminate the ESPP at any time, subject to shareholder approval for amendments or modifications if required under applicable law.

Eligibility. All employees of the Company and its subsidiaries that have been designated by the Board to participate in the ESPP (a “Designated Subsidiary”) will be eligible to participate in the ESPP, with the exception of employees who are customarily employed by the Company or a Designated Subsidiary for twenty hours or fewer per week or are customarily employed for not more than five months in any calendar year. An employee will not be entitled to participate in the ESPP if, immediately after the grant of an option under the ESPP, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company. In addition, no employee may acquire rights to purchase common stock under the ESPP at a rate that exceeds $25,000 of fair market value of such common stock when aggregated with his or her rights to purchase common stock under all other employee stock purchase plans of the Company or a Designated Subsidiary for any calendar year in which the right is outstanding at any time, to be determined in the manner provided by the applicable provisions of the Code. As of March 6, 2018, approximately 359 employees of the Company and its subsidiaries were eligible to participate in the ESPP.

Offering Periods. The ESPP Committee will specify the duration of each Offering Period, provided that no Offering Period may exceed 27 months. Initially, the Offering Periods are expected to be six-month periods, beginning on December 1st and June 1st of each year. The first Offering Period began on December 1, 2017, with purchases subject to shareholder approval of the ESPP.

Participation. Eligible employees may elect to participate in the ESPP by completing and filing an enrollment form with the Company or its designee. In the enrollment form, each participant will elect to contribute a whole percentage of his or her after-tax “compensation” (as defined below) through payroll deductions of no less than 1% and no more than 15% or such lesser or greater amount as may be approved by the ESPP Committee. The enrollment form must be filed at least 10 business days prior to the first business day of the Offering Period, with enrollment forms remaining in effect for subsequent Offering Periods, unless the participant withdraws from the ESPP or completes and files a new enrollment form.

26 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal 4—Affirmative Vote on an Employee Stock Purchase Plan (continued)

Eligible Compensation. For purposes of payroll deduction, compensation under the ESPP means base pay and base wages, including overtime pay, paid time off, holiday pay, early dismissal, excused absence pay, administrative leave pay, bereavement pay, on-call pay, and parental leave. Compensation does not include any other forms of compensation not specified in the ESPP, such as commissions, bonuses, income related to equity awards, expense reimbursement, relocation-related payments, benefit plan payments, deceased pay, income from non-cash and fringe benefits, and severance payments.

Participant Accounts. The Company will hold a participant’s payroll deductions in a non-interest bearing account, which will be established for each participant, until the contributions are used to purchase shares of Company common stock in accordance with the terms of the ESPP.

Purchase of Common Stock. On the last business day of an Offering Period, the balance of each participant’s account will be used to purchase full shares of Company common stock, subject to a limit of 2,500 shares per participant in any single Offering Period. The purchase price of each share of stock will be the lesser of 85% of the closing price on the NYSE on (i) the first business day of the Offering Period and (ii) the last business day of the Offering Period; provided, however, that the Committee may designate a different per share purchase price that is communicated to participants prior to the beginning of an Offering Period so long as such price is no less than the lesser of 85% of the closing price on the NYSE on (i) the first business day of the Offering Period and (ii) the last business day of the Offering Period. On March 6, 2018, the closing sales price per share of the Company’s common stock as reported on the NYSE was $52.86.

Any amounts in a participant’s account that are less than the amount needed to purchase a full share of Company common stock may be retained and carried over for use during a subsequent Offering Period. All other amounts in a participant’s account that are not used to purchase shares will be distributed to the participant, without interest.

Transferability. Neither funds in a participant’s account nor the participant’s option to purchase shares under the ESPP may be transferred, assigned or alienated. During a participant’s lifetime, the participant’s option is exercisable only by the participant.

Changes in Contributions and Withdrawal. Subject to any administrative rules adopted by the Company, a participant may reduce the amount of the participant’s payroll deductions during the Offering Period by providing written notice to the Company and its designated agent at least 10 business days in advance of the pay date on which the change is to take effect.

A participant may revoke the participant’s election to participate in the current Offering Period, reduce the amount of payroll deductions for the remainder of the Offering Period to $0 and withdraw the entire cash balance already accumulated in the participant’s account, provided that the participant gives written notice to the Company at least 10 business days prior to the last business day of the Offering Period. Withdrawal terminates the participant’s right to purchase any shares under the ESPP during that Offering Period, and the participant must file a new enrollment form at least 10 business days prior to the first day of a subsequent Offering Period to participate in that subsequent Offering Period.

Termination of Employment. After termination of a participant’s employment, contributions held in the participant’s account during the Offering Period will be refunded to the participant (or, in the case of a termination due to death, the participant’s beneficiary) as soon as administratively practicable.

NEW PLAN BENEFITS

The amounts of future purchases under the ESPP are not determinable because participation is voluntary, ESPP contributions are discretionary, and benefits are based on future prices of Company common stock.

FEDERAL TAX CONSEQUENCES

The following provides a general summary of certain U.S. federal income tax consequences to participants and the Company with respect to shares purchased under the ESPP, based upon laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the ESPP. The income tax consequences under applicable state and local tax laws may not be the same as under U.S. federal income tax laws.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, no taxable income is recognized by the participant with respect to shares purchased under the ESPP either at the time of enrollment or at any purchase date within an Offering Period.

If the participant disposes of shares purchased under the ESPP more than two years from the applicable grant date (i.e., the first business day of the Offering Period), or more than one year from the applicable purchase date if later, the participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the purchase price and (ii) assuming that the ESPP Committee has not determined a different purchase price for shares purchased under the ESPP, 15% of the fair market value of the shares on the grant date (i.e., the first business day of the Offering Period). Any gain on the disposition in excess of the amount treated as ordinary income will be capital gain. The Company is not entitled to take any deduction in the circumstances indicated above.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	27

Proposal 4—Affirmative Vote on an Employee Stock Purchase Plan (continued)

If the participant disposes of shares purchased under the ESPP within two years after the grant date or one year after the purchase date if later, the participant will recognize ordinary income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. The Company is entitled to a deduction equal to the amount the employee is required to report as ordinary income.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE WELLTOWER INC. EMPLOYEE STOCK PURCHASE PLAN. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for such approval.

28 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation

The Compensation Committee is responsible for the Company’s executive compensation program and implementing its underlying philosophy and policies. An overview and analysis of the Company’s executive compensation program, philosophy and policies is set forth below.

The Company’s named executive officers for 2017 (the “Named Executive Officers” or “NEOs”) were:

Named Executive Officers	Title
Thomas J. DeRosa	Chief Executive Officer
John A. Goodey	Executive Vice President—Chief Financial Officer
Mercedes T. Kerr	Executive Vice President—Business & Relationship Management
Matthew G. McQueen	Senior Vice President—General Counsel & Corporate Secretary
Shankh Mitra	Senior Vice President—Investments
Scott A. Estes	Former Executive Vice President—Chief Financial Officer (on October 3, 2017, Mr. Estes resigned from the Company)
Jeffrey H. Miller	Former Executive Vice President—Chief Operating Officer (on January 31, 2017, Mr. Miller retired from the Company)

Executive Summary

COMPENSATION PRINCIPLES

The Company’s executive compensation program is designed to attract, motivate and retain top executive talent. Competing successfully in this dynamic sector requires highly skilled, knowledgeable individuals who are committed to delivering outstanding shareholder returns while effectively building relationships across the industry. The Compensation Committee continually reviews and refines the Company’s compensation practices so that the compensation system is in line with the market, is responsive to concerns of shareholders, and takes into account best compensation practices. To that end, the Company’s compensation program is based on three core principles:

•	Align pay and performance, utilizing absolute and relative goals that measure performance both on an annual and multi-year basis.
•	Align management and shareholder interests, by establishing rigorous goals that balance and measure value creation over both the short and long term.
•	Pay the majority of compensation in the form of equity that vests over an extended number of years.

COMPENSATION PLAN CHANGES

After considering input from the management team, our compensation advisor, FPL Associates (“FPL”), outside legal counsel, and shareholder groups, the Compensation Committee implemented the following modifications to the compensation program in 2017:

•	Added adjusted fixed charge coverage and general and administrative expense controls to the annual cash bonus program (in place of a leverage metric) (page 40).
•	Modified the weightings for each metric in the annual cash bonus program (pages 38-41).
•	Introduced three new metrics for the 2017-2019 long-term incentive program to align the program with long-term strategic goals and eliminated possible payout for extraordinary achievement (page 48).

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	29

Executive Compensation (continued)

2017 PERFORMANCE

The Company had a strong year in 2017 that validated the strength of its platform. The Company’s strategy is based on acquiring and developing a well-diversified, high quality portfolio located in strong high-barrier-to-entry and growing markets operated or managed by best-in-class seniors housing and care organizations and health systems. The Company significantly improved its portfolio, balance sheet and risk profile through strategic acquisitions and dispositions during 2017.

The Compensation Committee evaluates all pre-established qualitative and quantitative metrics and factors in making its compensation decisions. Among the important metrics and factors the Compensation Committee considered were the management team’s success in the following areas:

PORTFOLIO

•	Completed $1.2 billion in pro rata gross new investments during the year, with 91% sourced through existing relationships (page 35).
•	Significantly improved portfolio quality by generating over $1.5 billion of pro rata proceeds from dispositions of non-strategic assets (page 35).
•	Increased percentage of revenues generated by private pay sources by 140 basis points to 94.2% in 2017 (page 36).
•	Delivered $548 million of development projects with a 7.3% expected yield.
•	Started construction on Sunrise at East 56th Street, the 16-story, 130,000-square foot assisted living and memory care community in midtown Manhattan that is scheduled to open in 2020.

BALANCE SHEET

•	Improved ratio of net debt to undepreciated book capitalization to 36.3% from 37.4% at the end of 2016 (page 36).
•	Improved adjusted fixed charge coverage ratio to 3.54x from 3.34x at the end of 2016 (page 35).
•	Improved ratio of net debt plus preferred shares to adjusted EBITDA to 5.73x from 5.67x at the end of 2016 (page 36).

* Each of these ratios are non-GAAP financial measures. For a reconciliation of these numbers to the most directly comparable GAAP numbers, please see Appendix B to this Proxy Statement.

GROWTH

•	Generated strong same-store net operating income growth, driven by industry-leading same-store net operating income growth in the senior housing operating portfolio.
•	Outpatient Medical portfolio generated solid net operating income growth, supported by consistent occupancy and tenant retention rate.

CORPORATE

•	Reduced general and administrative expenses to $122 million from $155 million at the end of 2016 (page 35).
•	Announced transformational gift of office buildings and approximately 100 acres of land for the benefit of The University of Toledo.
•	Paid cash dividends of $3.48 per share, which represents an increase of 1% over dividends paid during 2016. The dividend paid in February 2018 represents the Company’s 187th consecutive dividend (page 36).

SUSTAINABILITY

•	Received listing in RobecoSAM’s 2018 Sustainability Yearbook, which recognizes the top 15% of organizations in their industry for their environmental, social and governance leadership, and recognized as an Industry Mover for the greatest improvement in performance over the previous year.
•	Named an EPA “Green Power Partner” in recognition of use of renewable energy across the portfolio.
•	Named to the Dow Jones North America Sustainability Index (DJSI) for the second consecutive year. DJSI is considered among the most important global indicators of sustainability performance.
•	Designated as a GRESB Green Star for sustainability performance for third consecutive year.
•	Listed in the FTSE4Good and MSCI ESG Leaders Index for the fifth consecutive year.

30 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation—CD&A

Compensation Discussion and Analysis

To assist shareholders in finding important information, this CD&A is organized as follows:

1.	COMPENSATION PHILOSOPHY AND OBJECTIVES

The philosophy underlying the Company’s executive compensation program is to provide competitive pay for achieving rigorous performance goals. The objective is to attract and retain the caliber of executive officers and other key employees necessary for the Company to deliver sustained high performance to shareholders. The short-term and long-term metrics built into the compensation program are specifically designed to align management and shareholder interests directly. Outlined below are the principles underlying the Company’s executive compensation program.

•	Strongly align pay and performance, utilizing absolute and relative goals across annual and multi-year performance periods
¡	Payouts vary based upon the degree to which performance measures are achieved.
¡	Multiple performance measures are used to ensure a focus on overall Company performance.
¡	Variable reward payouts are designed to provide competitive compensation for achieving expected performance and enhanced compensation for performance that exceeds expectations.

•	Attract and retain top management talent
¡	The executive compensation program is structured to attract and retain individuals with the skills necessary to effectively manage a complex, growing international business.
¡	The Compensation Committee regularly benchmarks its executive compensation program to compensate executives to approximately the median level for target performance, with above median payouts for superior performance.
¡	Individual performance is a key element in the annual cash bonus program, which is designed to motivate executives to perform at the highest levels.

•	Link compensation realized to the achievement of the Company’s short and long-term financial and strategic goals
¡	A majority of each Named Executive Officer’s total direct compensation opportunity is in the form of annual and long-term incentive compensation.
¡	Performance measures are selected based on careful assessment of measures that will encourage profitable growth and increase shareholder value.
¡	Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals that reflect the Company’s short and long-term business plans.

•	Align management and shareholder interests by engaging in long-term shareholder value creation
¡	Long-term incentive awards are granted in the form of equity awards that vest based on performance and continued employment over multiple years, which aligns management’s interests with those of the Company’s shareholders.
¡	The current incentive programs include an annual cash bonus component and a three-year forward-looking component emphasizing both short and long-term shareholder value creation.
¡	Stock ownership guidelines require that Board members and executives maintain significant levels of stock ownership, further emphasizing the focus on long-term shareholder return and alignment with shareholder interests.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	31

Executive Compensation—CD&A (continued)

2.	POLICIES AND PROCEDURES

The Compensation Committee is responsible for determining the nature and amount of compensation for the Company’s Chief Executive Officer and for reviewing and approving the compensation for the Company’s executive officers. The Committee consists of four non-employee directors. Ms. Oster is the Chair of the Compensation Committee and Mr. Bacon, Mr. Naughton and Ms. Pelham are Compensation Committee members.

The Company’s compensation policies and programs are designed to implement the philosophy described above. The Company has employed a number of measures in an effort to drive performance and align the interests of the Company’s executives with shareholders.

What the Company Does	What the Company Doesn’t Do

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value-creation metrics that are disclosed to shareholders. All of the incentive compensation (both cash and equity) is subject to the achievement of various performance objectives.

Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses to anyone. It currently has no guaranteed commitments to grant any equity-based awards.

Provide excise tax gross-up payments. The Company does not have any employment agreements that include excise tax gross-up payments and does not intend to enter into agreements that provide for such payments in the future.

Reprice options. Since its initial public offering in 1978, the Company has not repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options without shareholder approval is not permitted under the 2005 Long-Term Incentive Plan or the 2016 Long-Term Incentive Plan.

Pledging or hedging. The Company’s insider trading policy prohibits the Company’s directors and executive officers from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the shares are earned.

Balances short-term and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives.
Caps award payouts. Amounts or shares that can be earned under the annual incentive program and long-term incentive program are capped. No guaranteed minimum amounts or awards are provided.

Maintains stock ownership guidelines. The Company has established the following minimum stock ownership requirements: CEO – six times base salary; other executive officers – three times base salary; and outside directors – five times the annual cash fee.

Provides enhanced change in control protections only after double-trigger. The CEO’s employment agreement includes “double trigger” severance provisions requiring both a change in control and a subsequent qualifying termination of employment.

Utilizes an independent compensation consulting firm. The Compensation Committee has engaged an independent compensation consulting firm that specializes in the real estate investment trust (“REIT”) industry.

Maintains a clawback policy. The Compensation Committee adopted a clawback policy that, in the event of a financial restatement, allows the Company to recoup incentive compensation (including stock options, restricted stock and restricted stock units) paid to executive officers based on the misstated financial information.

Conducts a risk assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

32 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation—CD&A (continued)

3.	ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee has engaged FPL as its independent compensation consultant to advise the Committee on compensation program design, the components of the Company’s executive compensation programs and the amounts the Company should pay its executive officers.

FPL performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant between meetings to define the nature of work to be conducted, review materials to be presented at meetings and obtain the consultant’s opinion and perspective on proposals prepared by management.

During 2017, FPL performed the following specific services:

•	Re-evaluated the peer group;
•	Conducted a comprehensive review of executive compensation;
•	Provided guidance with respect to changes in the compensation structure;
•	Performed a risk assessment of the Company’s compensation programs; and
•	Kept the Committee apprised throughout the year on key legislative developments impacting compensation and emerging best practices.

As part of the process of assessing the effectiveness of the Company’s compensation programs and assisting with implementation, the consultant also interacts with members of management. The consultant’s primary contacts with management are the Executive Vice President - Chief Financial Officer and the Senior Vice President - Human Capital. The independence of FPL was assessed by the Compensation Committee and no conflicts of interest were found.

4.	INPUT OF EXECUTIVE OFFICERS ON COMPENSATION

The Compensation Committee receives input from certain executive officers on a variety of issues related to compensation.

•	The Chief Executive Officer considers the performance of each other NEO and makes recommendations to the Compensation Committee regarding each other NEO’s individual performance score associated with the annual cash bonus program, and future increases to base salary and incentive compensation opportunities. The Compensation Committee takes these recommendations into consideration when determining earned incentive compensation and when setting compensation levels and opportunities for the coming year.
•	Each year, management establishes an annual plan for the Board’s review, which includes financial budgets and key strategic objectives for the Company. The Compensation Committee has designed the compensation programs to encompass key financial and strategic objectives included in the annual plan.
•	The Company’s Executive Vice President - Chief Financial Officer assists the Compensation Committee in assessing the financial and legal impact of compensation decisions.
•	The Company’s Senior Vice President - General Counsel & Corporate Secretary along with the Senior Vice President - Human Capital assist the Compensation Committee in administering the compensation programs, including the Company’s 2005 and 2016 Long-Term Incentive Plans as well as the three-year rolling Long-Term Incentive Programs, and ensuring that all relevant documentation and disclosures are completed (e.g., filings with the SEC and legal documents).

5.	SHAREHOLDER OUTREACH INITIATIVES

At the 2017 Annual Meeting, approximately 96% of shareholder votes were cast in favor of approval of the compensation paid to the NEOs (also commonly referred to as “Say-on-Pay”). This represents a similar voting result to the 2016 Say-on-Pay proposal (94% in favor). The Compensation Committee and management were pleased with these results, but continue to engage with shareholders as part of their continuing efforts to refine and enhance the executive compensation program.

In 2017, members of senior management conducted over 300 meetings with investors and analysts to discuss a number of topics, including, but not limited to, financial results, Company strategy, objectives and performance, compensation metrics, corporate governance initiatives and industry trends.

The Compensation Committee considered the opinions provided during shareholder and investor meetings during the past few years, as well as feedback from proxy advisory firms, in the development of the 2017 compensation program. Investors have been pleased with the Company’s continuing efforts to enhance the connection between pay and performance. The Company’s efforts include the implementation of a three-year forward-looking long-term incentive program that features consecutive, rolling three-year performance periods.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	33

Executive Compensation—CD&A (continued)

6.	COMPENSATION PEER GROUP

As part of its annual review, the Compensation Committee conducts a comprehensive evaluation of the executive compensation programs relative to a relevant peer group of comparable REITs. The competitive review is one of the compensation elements the Compensation Committee takes into account in making compensation decisions. Along with Company performance, the Compensation Committee also considers the experience, tenure and past performance of each of the executive officers.

Across the public REIT Industry, the Company was the 8th largest measured by enterprise value and the 11th largest measured by market capitalization as of December 31, 2017, and the Company is included in the S&P 500 Index. As illustrated below, the peer group was selected because its members are similar in size to the Company, share a similar business model, geographic footprint, regulatory environment and/or competitive dynamics. The peer group represents the industries with which the Company currently competes for executive talent, and also includes its principal business competitors. The Compensation Committee periodically considers the composition of the peer group and revised the peer group in 2017 by removing Host Hotels & Resorts, Inc. and adding Equinix. This substitution shifted the Company closer to the median of the peer group in terms of enterprise value and market capitalization.

Peer	Industry	Market Capitalization
American Tower Corp.	Specialty	$61.2 billion
Simon Property Group, Inc.	Regional Mall	$53.4 billion
Public Storage	Self-Storage	$36.4 billion
Equinix	Specialty	$35.5 billion
Prologis, Inc.	Industrial	$34.2 billion
AvalonBay Communities, Inc.	Multi-Family	$24.6 billion
Welltower Inc.	Health Care	$23.6 billion
Equity Residential	Multi-Family	$23.4 billion
General Growth Properties, Inc.	Regional Mall	$22.1 billion
Ventas, Inc.	Health Care	$21.4 billion
Boston Properties, Inc.	Office	$20.1 billion
Vornado Realty Trust	Diversified	$14.8 billion
HCP, Inc.	Health Care	$12.2 billion

Source: Bloomberg, data as of 12/29/17.

        Source: Bloomberg, data as of 12/29/17.

The Compensation Committee believes that market data plays an important role in the design and implementation of optimal compensation programs. FPL and the Compensation Committee consider multiple factors and types of internal and external data in making both individual and plan-level compensation decisions. The benchmarking data provides an important reference point when evaluating whether pay levels are appropriate, however, it is a single point of reference and one of several factors utilized when ultimately making pay decisions. Although the Compensation Committee does not precisely benchmark to a specific market percentile, the market median is typically an initial focus and point of reference.

Findings from the peer group review indicated that Mr. DeRosa’s total target remuneration (sum of base salary, target cash bonus and target equity awards) ranked at the 25th percentile among the CEOs in the peer group.

The Compensation Committee will continue to evaluate and adjust target compensation and corresponding incentive opportunity levels over time to make sure the Company’s compensation programs are competitive and consistent with the Company’s compensation philosophy.

34 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation—CD&A (continued)

7.	2017 COMPANY PERFORMANCE

The primary goal of the Compensation Committee is to link relative pay to relative and absolute performance. 2017 was another strong year for the Company. Throughout the year, as a result of experienced and steady leadership, the Company continued to seize opportunities and further differentiate itself from the competition. Some of the accomplishments that the Compensation Committee considered in determining compensation levels included:

PRO RATA GROSS INVESTMENTS

The Company completed $1.2 billion in pro rata gross new investments in 2017.

Demonstrating the success of our relationship investing approach, 91% of the Company’s 2017 investments were originated through existing relationships.

ADJUSTED FIXED CHARGE COVERAGE RATIO*

The Company improved its adjusted fixed charge coverage ratio to 3.54x for the twelve months ended 12/31/17 as compared to 3.34x for the twelve months ended 12/31/16 through thoughtful debt management and opportunistic debt paydowns.

PRO RATA DISPOSITION PROCEEDS	GENERAL & ADMINISTRATIVE EXPENSES

The Company continued to proactively recycle capital in an effort to enhance the value of the portfolio and position the Company in an evolving health care industry. In 2017, the Company generated $1.5 billion of pro rata proceeds from the disposition of non-strategic assets.

Through the optimization of processes, human capital and physical infrastructure, the Company has driven shareholder value by reducing G&A to $122 million in 2017. This is a 21% savings compared to the previous year.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	35

Executive Compensation—CD&A (continued)

NET DEBT / UNDEPRECIATED BOOK CAPITAL*	NET DEBT + PREFERRED SHARES / ADJUSTED EBITDA*

The Company further deleveraged the balance sheet and strengthened its credit metrics by decreasing net debt to undepreciated book capitalization to 36.3% at the end of 2017 as compared to 37.4% at the end of 2016.

The Company improved its ratio of net debt plus preferred share to adjusted EBITDA to 5.73x for the twelve months ended 12/31/17 as compared to 5.67x for the twelve months ended 12/31/16. The strong liquidity position provides the Company significant flexibility going forward for the pursuit of opportunistic acquisitions.

PRIVATE PAY	187 CONSECUTIVE DIVIDENDS

The Company increased the percentage of revenues generated by private pay sources by 140 basis points to 94.2% in 2017, thereby reducing revenue payment risk attributable to government pay sources.

Increasing private pay revenues is a result of performance in several key core areas within the Company’s strategic plan. Specifically, private pay improves as a result of increasing RIDEA as a percentage of the portfolio, growing health system and outpatient medical relationships and right-sizing post-acute care.

The Board approved a 2018 cash dividend of $3.48. The dividend paid in February 2018 represents the Company’s 187th consecutive dividend payment.

*	Adjusted fixed charge coverage ratio and the ratios of net debt to undepreciated book capitalization and net debt plus preferred shares to adjusted EBITDA are non-GAAP financial measures. For a reconciliation of these numbers to the most directly comparable GAAP numbers, please see Appendix B to this Proxy Statement.

36 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation—CD&A (continued)

8.	COMPENSATION ELEMENTS AND RESULTS

The elements used to achieve the compensation objectives, and which enable the Company to retain, motivate, engage, and reward the NEOs and other executives, include base salary, annual cash incentives, long-term incentives, and other perquisites and benefits, and are described in more detail below. In allocating compensation among these components, the Company seeks to provide reasonable and competitive levels of fixed compensation (base salary), while emphasizing performance-based compensation that varies based on Company and individual performance.

The following charts illustrate each active NEO’s base salary, target annual cash incentive compensation and target three-year long-term incentive compensation as a percent of total target compensation for 2017. On average, 79% of total target compensation is based on Company performance.

The Compensation Committee has continued to evaluate the compensation of Mr. DeRosa during his tenure as Chief Executive Officer. His target remuneration started as the lowest among the CEOs in the peer group. Since that time, Mr. DeRosa has proven to be very capable and the Compensation Committee has rewarded Mr. DeRosa for his accomplishments by increasing his base salary and overall target remuneration over time. The goal is to continue moving his compensation closer to the median of the peer group. This transition remains in process and it has been accomplished while remaining committed to “best practices” with respect to Mr. DeRosa’s employment agreement, which includes:

•	No automatic renewal features
•	No severance payable upon expiration of the employment agreement
•	No guaranteed salary or bonus payments
•	No excise tax gross-ups
•	Double-trigger required for severance and acceleration of equity awards in connection with a change in control

Base Salary

Base salaries are established at levels that will attract and retain talented executives. To that end, base salaries are generally targeted to approximate the market median, but may deviate from this competitive position based on the scope of the individual’s role in the organization, the individual’s experience in the current position, and individual performance. Base salaries are reviewed annually and may be adjusted to better match market competitive levels and/or to recognize an individual’s growth and development. Base salaries for the NEOs were as follows:

Executive	2016 Annual Salary		2017 Annual Salary		% Increase
Thomas J. DeRosa	$950,000		$1,000,000	(3)	5%
John A. Goodey	345,305	(1)	600,000	(4)	74%
Mercedes T. Kerr	484,500	(2)	484,500		0%
Matthew G. McQueen	350,000		370,000		6%
Shankh Mitra	360,000		425,000		18%
Scott A. Estes	510,000		510,000	(5)	0%
Jeffrey H. Miller	510,000		510,000	(6)	0%
(1)	Mr. Goodey’s compensation was paid in GBP and, for purposes of this table, was converted from GBP to USD at a rate of 1.2332, the exchange rate on December 31, 2016.

(2)	On July 29, 2016, Ms. Kerr was appointed to serve as Executive Vice President - Business Development of the Company. In connection with this promotion, Ms. Kerr’s salary was increased from $324,612 to $484,500. Ms. Kerr received a blended base salary in the amount of $391,232 in 2016.

(3)	On April 13, 2017, Mr. DeRosa’ s base salary was increased from $950,000 to $1,000,000. Mr. DeRosa received a blended base salary in the amount of $985,801 in 2017.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	37

Executive Compensation—CD&A (continued)

(4)	On October 3, 2017, Mr. Goodey was appointed to serve as Executive Vice President - Chief Financial Officer of the Company. In connection with this promotion, Mr. Goodey’s salary was increased from $363,895 to $600,000. Mr. Goodey received a blended base salary in the amount of $454,457 in 2017, converted from GBP to USD at a rate of 1.3278.

(5)	On October 3, 2017, Mr. Estes resigned as Executive Vice President - Chief Financial Officer of the Company. Mr. Estes received $386,423 in base salary in 2017.

(6)	On January 31, 2017, Mr. Miller retired as Executive Vice President - Chief Operating Office of the Company. Mr. Miller received $42,500 in base salary in 2017.

Annual Incentives

Annual incentives reward the executives for achieving certain performance objectives tied to the Company’s annual business plan, as well as achieving individual performance objectives. Under this program, a range of earnings opportunities is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high) on six different performance metrics or categories. Given his termination of employment in January of 2017, Mr. Miller did not participate in our annual incentive program in 2017.

The rigorous corporate performance measures and weightings set by the Compensation Committee for 2017 under the annual incentive program were as follows:

  Normalized Funds from Operations (FFO) per share.

2017 Goal High: $4.30 Target: $4.20 Threshold: $4.10

Weighting

Why the Company chose this measure:  FFO is a common non-GAAP measure of earnings performance for REITs because it provides insight into the earnings generated from the real estate platform. FFO means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and non-controlling interests. Normalized FFO for 2017 represents FFO adjusted for provision for loan losses, net gains (or losses) on derivatives and extinguishments of debt, nonrecurring income tax benefits, certain other expenses or income and normalizing items relating to unconsolidated/non-controlling interests. This measure is included in the compensation program because it is the measure most commonly used by analysts to assess the performance of REITs. If the Company achieves a level of normalized FFO per share as a result of inappropriate amounts of leverage, the Compensation Committee may determine that bonuses should not be paid for this goal.

How the Compensation Committee set the 2017 goal:  In its 2017 initial public guidance, the Company projected normalized FFO in a range of $4.15 to $4.25 per diluted share. Target performance was set at $4.20 or the midpoint of the initial guidance range. The range of $0.10 around target results in a threshold of $4.10 and a high of $4.30. The high score was set at $0.05 above the high end of initial public guidance. High performance would only be achieved if the Company significantly exceeded the high end of such guidance.

38 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation—CD&A (continued)

Same Store NOI Growth.

2017 Goal High: +3.6% Target: +2.8% Threshold: +2.0%

Weighting

Why the Company chose this measure:   Net operating income (“NOI”) is used to evaluate the operating performance of the Company’s properties. NOI means total revenues, including tenant reimbursements, less property operating expenses, which represent costs associated with managing, maintaining and servicing tenants for the Company’s seniors housing operating and outpatient medical properties. Same store NOI (“SSNOI”) is used to evaluate the operating performance of the Company’s properties under a consistent population which eliminates changes in the composition of the portfolio. For purposes of SSNOI, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Land parcels, loans, sub-leases and any major capital restructurings as well as any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during those periods are excluded from the same store amounts.

SSNOI represents NOI for same store properties adjusted for elimination of non-cash NOI, adjustments to translate Canadian properties at a USD/CAD rate of 1.3343 and U.K. properties at a GBP/USD rate of 1.2484, adjustments to reflect consistent ownership percentages, and other adjustments as disclosed in the Company’s quarterly financial supplements.

How the Compensation Committee set the 2017 goal:   In its 2017 initial public guidance, the Company projected blended SSNOI growth in a range of 2.0%-3.0%. The Compensation Committee set target performance at 2.8%, near the high end of the initial guidance. Threshold was set at the low end of the range and high was set 0.60% above the high end of the range.

General and Administrative Expense Controls.

2017 Goal High: $132 million Target: $135 million Threshold: $145 million

Weighting

Why the Company chose this measure:   The Company believes it is appropriate to maintain corporate overhead spending objectives. This measure is included in the program to emphasize the importance of reducing the Company’s general and administrative expenses, which were $155 million in 2016.

How the Compensation Committee set the goal:  For this measure, the Compensation Committee set target in line with the Company’s initial public guidance at $135 million (a $20 million improvement from 2016). Threshold is $10 million above target (a $10 million improvement from 2016) and high is $3 million below target (a $23 million improvement from 2016).

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	39

Executive Compensation—CD&A (continued)

  Adjusted Fixed Charge Coverage.

2017 Goal High: 3.83x Target: 3.58x Threshold: 3.33x

Weighting

Why the Company chose this measure:  For 2017, the Company replaced the net debt to undepreciated book capitalization metric with a fixed charge coverage measure to emphasize balance sheet strength and its ability to service interest and fixed charges. Adjusted fixed charge coverage is a ratio of fixed charges to Adjusted EBITDA. EBITDA stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA excludes unconsolidated entities and includes adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, transaction costs, gains/losses/impairments on properties, gains/losses on derivatives and other non-recurring and/or non-cash income/charges. Fixed charges include total interest, secured debt principal amortization and preferred dividends.

How the Compensation Committee set the 2017 goal:  The Compensation Committee set threshold performance for adjusted fixed charge coverage at 3.33x, which was consistent with adjusted fixed charge coverage at the end of 2016. Target was set at 3.58x, a 0.25x improvement from 2016, and high was set at 3.83x, a 0.50x improvement from 2016.

  Cash NOI of 2016 Operating Acquisitions vs. Underwritten Projections.

2017 Goal High: 110% of underwritten projections Target: 100% of underwritten projections Threshold: 90% of underwritten projections

Weighting

Why the Company chose this measure:  This measure compares the cash NOI of the Company’s 2016 operating acquisitions against underwritten expectations. Cash NOI represents NOI (as defined on page 39) as adjusted for the elimination of certain non-cash items. “Operating acquisitions” is a term used to encompass RIDEA investments and outpatient medical investments. The Company chose to limit the metric to operating acquisitions because they are the only investments over which it has influence on operating budgets. The Company believes it is appropriate to align the integration and success of recent investments with management’s annual incentive measures. This measure also serves to help bridge part of the gap left by the SSNOI measure, which only includes investments that have been in the portfolio for certain year-over-year reporting periods as discussed on page 39.

How the Compensation Committee set the 2017 goal:  The Compensation Committee believes the Company should reach or exceed 100% of its expected underwritten Cash NOI projections for the 2016 operating acquisitions in order to achieve target performance. Threshold performance (greater than 90% of expected Cash NOI) represents solid performance for these investments (in light of the Company’s high expectations) and high performance (greater than 110% of expected Cash NOI) represents excellent performance.

40 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation—CD&A (continued)

  Individual Performance.

2017 Goal Each of the NEOs is evaluated against a set of individual strategic goals.
Weighting

Why the Company chose this measure:  The Company tailors individual goals to the roles and responsibilities of each NEO, including, among other things, the implementation and execution of targeted investment strategies, communication with investors, effective capital raising and promotion in the capital markets and participation in succession planning for management. Individual goals allow the Compensation Committee to evaluate the performance of each executive and the business segments or functions that an executive leads. An important component of this metric is whether the executive achieves business results in a manner that is consistent with corporate strategic plans and objectives.

How the Compensation Committee set the 2017 goals:  The Compensation Committee established individual goals based on the Company’s key strategic objectives for 2017 (and, as applicable, objectives for business segments or functions for which the executive is primarily responsible), as well as personal initiatives for 2017 for each executive that the Compensation Committee deemed were important.

2017 Individual Performance

Mr. DeRosa

•	Actively championed and positioned the Company’s strategic plan and value proposition in the market with investors, health care leaders, clients and prospective clients delivering strong balance sheet strength and financial flexibility.

•	Positioned the Company as a thought leader and agent of change for the aging population as well as drove health care delivery to more consumer friendly and cost-effective settings and elevated the Company profile by serving as a Governor and Steward for the World Economic Forum and speaking at high visibility events including the Citi 2017 Global Property CEO Conference, Senbridge Spring Annual Conference and CECP Strategic Investor Forum.

•	In partnership with Hines, a privately-owned global real estate investment firm, closed with a major institutional investor on a limited partnership interest for the development site at 56th Street and Lexington Avenue in Manhattan. This represents the first time a major investor of this type has invested in the development of an urban senior living building along with a world class real estate developer and a health care REIT. This further indicates that health care real estate is becoming the next core, institutional asset class.

•	Delivered on strategy of tying major health systems to our business platform, as is evidenced by our Mission Viejo joint venture with Providence St. Joseph Health, the third-largest health system in the U.S., and Simon Properties, the world’s most prominent mall owner.

•	Directed the repositioning of the Company’s portfolio including the restructuring efforts with Genesis HealthCare (“Genesis”). Genesis’s improved balance sheet and liquidity profile will result in a significantly stronger corporate credit guarantee to Welltower. Through the cooperative efforts of Genesis’s management and all credit partners, the Company’s ongoing partnership with Genesis is substantially improved.

•	Oversaw a $33 million year-over-year reduction in corporate G&A expenses in 2017.

•	Diversified shareholder base.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	41

Executive Compensation—CD&A (continued)

Mr. Goodey

•	Led the Company’s Capital Markets and Finance teams, which were responsible for making enhancements to the Company’s balance sheet in 4th quarter 2017:

¡	Redeployed capital in a very disciplined manner, extinguishing $137 million of high coupon debt and preferred securities, and

¡	Recycled $142 million of disposition proceeds into high-quality acquisitions and developments to finish the year with a well-capitalized balance sheet.

•	Successfully raised over $89 million through our DRIP at an average stock price of approximately $67 per share.

•	Deepened relationships with the financial community and within industry coalitions. Recognized as one of the U.K.’s top health care influencers by HealthInvestor magazine in its annual “HealthInvestor Power Fifty” list.

•	While in the role of SVP, International, led the expansion of our operating partnership cohort outside of the U.S. with new or significant increases in partnerships with Sunrise Senior Living, Signature Senior Lifestyles, Aspen Hospitals and Avery Healthcare. Completed approximately $240 million in international investments in 2017.

•	Executed a seamless transition into the Executive Vice President - Chief Financial Officer role.

Ms. Kerr

•	Led business development activities to identify, build and manage relationships with health systems, seniors housing operators, real estate developers and financial institutions to grow the Company’s high-quality health care property portfolio. Expanded existing partnerships with key partners including New Perspective, Sagora Senior Living, Sunrise Senior Living, Avery Healthcare, Florida Medical Clinic and Ascension Health.

•	Managed Seniors Housing and Outpatient Medical business development functions and continued to optimize performance of Outpatient Medical business unit.

•	Forged new partnerships with leading health systems such as Summit Medical Group based in New Jersey and Providence St. Joseph Health. Directed the Company’s strategic relationships with Johns Hopkins Medicine and with Hines, a privately-owned global real estate investment firm, through which the Company is developing a senior living community in Midtown Manhattan.

•	Represented the Company on the Executive Committee of the American Seniors Housing Association (ASHA), the Board of Counselors for the University of Southern California’s Davis School of Gerontology and the Board of the California Assisted Living Association (CALA).

•	Achieved $1.2 billion gross investments at a 6.9% yield. Delivered $548 million of development projects with a 7.3% expected yield.

Mr. McQueen

•	Managed the legal team in connection with structuring, negotiating and documenting $1.2 billion of pro rata gross investments in 2017 and nearly $1.5 billion in dispositions of non-strategic assets.

•	Led negotiations relating to the transformational gift of office buildings and approximately 100 acres of land for the benefit of The University of Toledo.

•	Provided oversight of legal matters relating to risk management, litigation, domestic and international investments, SEC and regulatory issues.

•	Provided guidance to the investment, asset management and underwriting teams in connection with the development of new relationships and evaluation of existing relationship.

•	Provided leadership in advancement of corporate governance best practices, board procedures and financial reporting.

•	Assisted in corporate-wide effort to streamline organizational structure and reduce G&A.

•	Assisted the Compensation Committee in administering compensation programs.

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Executive Compensation—CD&A (continued)

Mr. Mitra

•	Repositioned the Company’s post-acute portfolio by executing $2 billion in Skilled Nursing Facilities dispositions, thus reducing Skilled Nursing Facilities concentration and increasing total portfolio private pay to over 94%.

•	Built predictive data analytics platform to enhance investment decision making, site selection and portfolio management. Deliverables included market competition analysis, demand forecasting and real-time investment return analytics.

•	Developed and expanded relationships with new domestic and foreign institutional investment partners.

•	Drove corporate wide effort to streamline organizational structure, leading to a $33 million year-over-year reduction in G&A expenses in 2017.

•	Successfully transitioned into Investments lead role.

Annual Incentive Payments

The table below illustrates each executive’s total annual incentive earnings opportunity, taking into consideration both corporate and individual performance, under the annual incentive program, and the actual bonuses for 2017 performance that were approved at the Compensation Committee’s February 8, 2018 meeting. For individual performance results, please refer to pages 41-43.

	2017 Annual Incentive Opportunity			2017 Bonus Earned
	(as a % of Base Salary)			% of Base Salary	Amount
	Threshold	Target	High
DeRosa	87.5%	175%	350%	220%	$2,197,563
Goodey(1)	56%	74%	123%	95%	433,429
Kerr	75%	150%	300%	135%	652,985
McQueen	45%	65%	85%	64%	236,356
Mitra	55%	85%	115%	92%	392,891
Estes	75%	150%	260%	141%	545,030	(2)
(1)	In connection with his promotion to Executive Vice President - Chief Financial Officer, the Committee increased Mr. Goodey’s annual cash bonus opportunity from 50%, 50% and 75% of base salary at threshold, target and maximum, respectively, to 75%, 150% and 275% of base salary at threshold, target and maximum, respectively. The actual amount earned by Mr. Goodey with respect to his annual cash bonus was prorated based on his time spent in each position for 2017.

(2)	Reflects the prorated bonus earned given Mr. Estes’ resignation on October 3, 2017.

Pursuant to the terms of Mr. Estes’ Amended and Restated Employment and Resignation Agreements with the Company, Mr. Estes was entitled to a prorated portion of his 2017 annual bonus based on the number of days during 2017 in which he was employed. For additional information regarding Mr. Estes’ separation benefits, see “Mr. Estes’ Employment and Resignation Agreements” on page 56.

Long-Term Incentive Plan

The Company’s long-term incentive plan consists of rolling three-year forward-looking programs, including the 2015-2017, 2016-2018, and 2017-2019 programs and a similar program for 2018-2020, which examine performance across pre-determined key financial metrics (as detailed below). These programs balance both absolute and relative performance and examine how the Company performs across multiple criteria spanning total shareholder return (the largest portion of the program), leverage, growth and revenue sources. The Company believes the long-term incentive program fosters sustained performance and creates short and long-term shareholder value. Under the program, dividends on any unearned shares are not paid unless and until the underlying shares vest, which the Compensation Committee believes is in line with best practices. Taken as a whole, this program emphasizes a pay-for-performance philosophy and promotes retention of executives.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	43

Executive Compensation—CD&A (continued)

2015-2017 Long-Term Incentive Program

This three-year forward looking program covers the three-year period that ended December 31, 2017. The Compensation Committee established goals in early 2015 for the five measures described below (with percentage weightings) based on the Company’s internal projections for the three years ending December 31, 2017. The components of the three-year program are consistent with the Company’s long-term strategic objectives.

Total Shareholder Return vs. NAREIT Health Care Index.

Goal Extraordinary: +6.0% above Index High: +4.0% above Index Target: Same total return as Index Threshold: -4.0% below Index
Weighting 35%

Why the Company chose this measure:  Total shareholder return relative to the companies included in the NAREIT Health Care Index, which includes the Company’s primary competitors, allows for a meaningful comparison of the Company’s performance relative to other companies in its industry. The Company has used this index or similar indices since 2002 to measure the Company’s performance.

How the Compensation Committee set the goal:  Since 2002, the Company has set target performance at the average annual total shareholder return of the relative index. Likewise, since 2002, threshold performance has been set at 4.0% below the relative index and high performance set at 4.0% above the index return. Extraordinary performance has also remained the same since it was introduced, set at 6.0% above target. Performance between these levels is interpolated.

Total Shareholder Return vs. Morgan Stanley (MSCI) US REIT Index.

Goal Extraordinary: +6.0% above Index High: +4.0% above Index Target: Same total return as Index Threshold: -4.0% below Index
Weighting 15%

Why the Company chose this measure:  Total shareholder return relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete for investment capital. This allows the Company to reward executives for performance beyond market driven results. The Company has used this index or similar indices since 2002 to measure the Company’s performance.

How the Compensation Committee set the goal:  Since 2002, the Company has set target performance at the average annual total shareholder return of the relative index. Likewise, since 2002, threshold performance has been set at 4.0% below the relative index and high performance set at 4.0% above the index return. Extraordinary performance has also remained the same since it was introduced, set at 6.0% above target. Performance between these levels is interpolated.

44 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation—CD&A (continued)

Absolute Total Shareholder Return.

Goal Extraordinary: +14% High: +11% Target: +8% Threshold: +5%
Weighting 15%

Why the Company chose this measure:  This metric was created in response to shareholder concerns that if a company outperforms its peers in a negative total return market, executives should not receive maximum payouts. Total shareholder return is a direct measure of the value created for investors. The Company includes an absolute return measure to reflect the fact that shareholders expect positive returns through all market cycles. This metric allows for some control in compensation if the Company outperforms its peers in a down market.

How the Compensation Committee set the goal:  For this measure, the Compensation Committee, consistent with feedback from shareholders, believes it is appropriate for executives not to be compensated unless the Company’s compounded annual total shareholder return is 5.0%, which is the same level used in the 2013 and 2014 long-term incentive plans. In addition, target performance was set at 8.0%, high performance was set at 11.0% and extraordinary performance was set at 14.0%. Performance between these levels is interpolated.

Adjusted Fixed Charge Coverage.

Goal Extraordinary: >4.0x High: >3.5x Target: >3.0x Threshold: >2.5x
Weighting 20%

Why the Company chose this measure:  This measure is included in the program to emphasize the importance of the Company’s balance sheet and leverage strategy. The Compensation Committee believes it is important that the Company does not sacrifice its balance sheet to grow in other areas of the business. The components of adjusted fixed charge coverage are described on page 40.

How the Compensation Committee set the goal:  For this measure, the Compensation Committee set target in line with the Company’s long-term strategic goal. Threshold is 2.5x below target, high is 3.5x above target and extraordinary is 4.0x above target.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	45

Executive Compensation—CD&A (continued)

Relative Same Store Cash NOI Growth.

Goal Extraordinary: +1% High: +0.5% Target: 0% Threshold: -0.5%
Weighting 15%

Why the Company chose this measure:  The Compensation Committee believes it is important to evaluate the Company’s SSNOI growth relative to the growth of its health care peers. For an explanation of the relative same store cash NOI growth calculation, see page 39.

How the Compensation Committee set the goal:  For this measure, the Compensation Committee set target at the average same store growth for a defined group of the Company’s health care peers. Above target performance would only be achieved if the Company’s SSNOI growth exceeded the growth of its health care peers.

2015-2017 Long-Term Incentive Program Payments

Grants detailed below are not included in the 2017 portion of the “Summary Compensation Table” because the grant-date fair value was included in the Summary Compensation Table for the proxy statement filed in 2016 reporting 2015 compensation. The table below outlines the long-term incentive earnings opportunities for this program and the payouts that were actually approved at the Committee’s February 8, 2018 meeting.

	2015-2017 Long-Term Incentive Program Opportunities(1) (in shares)
	Threshold (#)	Target (#)	High (#)	Extraordinary (#)	Value of Earned Award		Restricted Shares	DER Accrual Payout
DeRosa	33,541	67,082	125,779	167,705	$1,792,028	(2)	32,779	$363,519	(5)
Estes	14,126	28,251	35,314	42,377	1,046,739	(3)	15,074	140,942	(6)
Miller	13,098	26,196	32,745	39,294	563,322	(4)	8,004	60,910	(7)
(1)	Ms. Kerr, Mr. Goodey, Mr. McQueen and Mr. Mitra were not participants in the 2015-2017 Long-Term Incentive Program.

(2)	Based on a per share closing price of $54.67 on February 8, 2018, the date of committee certification of the earned award. The restricted shares vest as follows: one-third vested on February 28, 2018, one-third will vest on December 31, 2018 and one-third will vest on December 31, 2019.

(3)	Mr. Estes received an award under the 2015-2017 program for performance through September 30, 2017, in connection with his separation from the Company. Value of earned awards is based on a per share closing price of $69.44 on October 3, 2017, the date such award vested.

(4)	Mr. Miller received an award under the 2015-2017 program for performance through December 31, 2016, in connection with his retirement from the Company. Value of earned award is based on a per share closing price of $70.38 on February 28, 2017, the date such award vested.

(5)	Represents dividend equivalent right (“DER”) payments for the 2015-2017 Long-Term Incentive Program that were paid on February 28, 2018.

(6)	Represents DER payments for the 2015-2017 Long-Term Incentive Program that were paid on December 4, 2017.

(7)	Represents DER payments for the 2015-2017 Long-Term Incentive Program that were paid on January 31, 2017.

46 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation—CD&A (continued)

2016-2018 Long-Term Incentive Program Opportunity

This three-year forward looking program covers the three-year period ending December 31, 2018. The Compensation Committee established goals in early 2016 for the five measures described below (with percentage weightings) based on the Company’s internal projections for the three years ending December 31, 2018. The components of the three-year program are consistent with the Company’s long-term strategic objectives. As of December 31, 2017, the 2016-2018 long-term incentive program grants are trending as follows under the program:

Metric	Weighting	Goal Tracking
Total Shareholder Return v. NAREIT Health Care Index	35%	Below Threshold
Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index	15%	Between Threshold/Target
Absolute Total Shareholder Return	15%	Between Threshold/ Target
Adjusted Fixed Charge Coverage	20%	Between High/Extraordinary
Private Pay	15%	Between High/Extraordinary

The Compensation Committee has established four achievement levels for each performance measure (threshold, target, high and extraordinary). For Total Shareholder Return v. NAREIT Health Care Index and Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index, target was set at Index, with threshold 4.0% below Index, high 4.0% above Index and extraordinary 6.0% above Index. For Absolute Total Shareholder Return, target was set at 8.0%, with threshold at 5.0%, high at 11.0% and extraordinary at 14.0%. For the fixed charge coverage metric and the private pay metric, target was set in line with the Company’s long-term strategic goals. Performance between threshold and target or target and high on each metric is interpolated. Awards will be earned and settled based on observed results relative to these measures.

These measures will be evaluated as of December 31, 2018 and any restricted shares issued to the executives under this program will vest as follows: one-third in early 2019, one-third on December 31, 2019 and one-third on December 31, 2020. For each executive, 100% of the award will be based on predefined corporate performance targets. See pages 60-63 for a detailed discussion of potential payments upon termination or change in corporate control.

For the Named Executive Officers, the aggregate award opportunities for the 2016 to 2018 performance period are as follows:

	2016-2018 Long-Term Incentive Program Opportunities(1) (in shares)
	Threshold (#)	Target (#)	High (#)	Extraordinary (#)
DeRosa	38,446	76,892	144,173	192,230
Kerr	17,437	34,874	43,593	52,311
Estes(2)	14,707	29,414	36,768	44,121
Miller(3)	10,871	21,742	27,178	32,613
(1)	Mr. Goodey, Mr. McQueen and Mr. Mitra are not participants in the 2016-2018 Long-Term Incentive Program.

(2)	In connection with his resignation, Mr. Estes received a 13,852 shares as a prorated payment under the 2016-2018 Long-Term Incentive Program, based on performance through September 30, 2017.

(3)	In connection with his retirement, Mr. Miller received a 2,597 shares as a prorated payment under the 2016-2018 Long-Term Incentive Program, based on performance through December 31, 2016.

The Company intends to provide disclosure regarding actual performance relative to the targets in the proxy materials for the 2019 annual meeting, which will be the first annual meeting following the completion of the three-year performance period.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	47

Executive Compensation—CD&A (continued)

2017-2019 Long-Term Incentive Program Opportunity

This three-year forward looking program covers the three-year period ending December 31, 2019. The Compensation Committee established goals in early 2017 for the six measures described below (with percentage weightings) based on the Company’s internal projections for the three years ending December 31, 2019. The components of the three-year program are consistent with the Company’s long-term strategic objectives. As of December 31, 2017, the 2017-2019 long-term incentive program grants are trending as follows under the program:

Metric	Weighting	Goal Tracking
Total Shareholder Return v. NAREIT Health Care Index	25%	Between Target/High
Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index	15%	Between Threshold/Target
Absolute Total Shareholder Return	10%	Between Threshold/Target
Ratio of Debt Plus Preferred Stock to EBITDA	20%	Between Threshold/Target
Establishment of Academic Medical Center and Super-Regional Health Systems Relationships	15%	Target
Effectiveness of Management and Progression on Corporate Initiatives	15%	Between Target/High

The Compensation Committee has established three achievement levels for each performance measure (threshold, target and high). For Total Shareholder Return v. NAREIT Health Care Index and Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index, target was set at Index, with threshold 4.0% below Index and high 4.0% above Index. For Absolute Total Shareholder Return, target was set at 8.0%, with threshold at 4.0% and high at 12.0%. Performance between threshold and target or target and high on each metric is interpolated. For the Ratio of Debt Plus Preferred Stock to EBITDA, Establishment of Academic Medical Center and Super-Regional Health System Relationships and Effectiveness of Management and Progression on Corporate Initiatives metrics, target was set in line with the Company’s long-term strategic goals. These three metrics were included in this program in order to emphasize the importance of leverage, developing strategic relationships and implementing key initiatives and to align this program with the Company’s strategic plan. Awards will be earned and settled based on observed results relative to these measures.

These measures will be evaluated as of December 31, 2019 and any restricted shares issued to the executives under this program will vest as follows: for Mr. DeRosa and Ms. Kerr, one-third in early 2020, one-third on December 31, 2020 and one-third on December 31, 2021 and for Mr. Goodey, Mr. McQueen and Mr. Mitra, one-half in early 2020 and one-half on December 31, 2020. For each executive, restricted shares issued will be based on corporate performance relative to the predefined corporate performance targets, with the exception of the Effectiveness of Management and Progression on Corporate Initiatives, which will be scored at the discretion of the Compensation Committee. See pages 60-63 for a detailed discussion of potential payments upon termination or change in corporate control.

For the Named Executive Officers, the aggregate award opportunities for the 2017 to 2019 performance period are as follows:

	2017-2019 Long-Term Incentive Program Opportunities (in shares)
	Threshold (#)	Target (#)	High (#)
DeRosa	47,038	94,075	188,150
Goodey	2,108	4,214	6,322
Kerr	12,732	25,457	38,189
McQueen	1,582	3,160	4,742
Mitra	2,108	4,214	6,322
Estes(1)	12,372	24,742	37,114
(1)	In connection with his resignation, Mr. Estes received a 7,762, shares as a prorated payment under the 2017-2019 Long-Term Incentive Program, based on performance through September 30, 2017.

48 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation—CD&A (continued)

Mr. Miller did not receive a 2017-2019 long-term incentive grant in light of his retirement on January 31, 2017. The Company intends to provide disclosure regarding actual performance relative to the targets in the proxy materials for the 2020 annual meeting, which will be the first annual meeting following the completion of the three-year performance period.

Transition Plan

In connection with the transition of Ms. Kerr, Mr. Goodey, Mr. McQueen and Mr. Mitra to executive officers (and the corresponding transition from equity compensation based on completed performance to equity compensation based on future performance), the Compensation Committee implemented a transition long-term incentive plan for these executives.

The transition plan covers the two-year period ending December 31, 2018. The Compensation Committee established goals in 2017 for the three measures described below (with percentage weightings). As of December 31, 2017, the 2017-2018 transition plan awards are trending as follows under the program:

Metric	Weighting	Goal Tracking
Total Shareholder Return v. NAREIT Health Care Index	50%	Between Target/High
Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index	30%	Between Threshold/Target
Absolute Total Shareholder Return	20%	Between Threshold/Target

The Compensation Committee has established three achievement levels for each performance measure (threshold, target and high). For Total Shareholder Return v. NAREIT Health Care Index and Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index, target was set at Index, with threshold 4.0% below Index and high 4.0% above Index. For Absolute Total Shareholder Return, target was set at 8.0%, with threshold at 4.0% and high at 12.0%. Performance between threshold and target or target and high on each metric is interpolated. Restricted shares will be issued based on observed results relative to these measures.

These measures will be evaluated as of December 31, 2018 and any restricted shares issued under this transition plan will vest as follows: one-half in early 2019 and one-half on December 31, 2019. See pages 60-63 for a detailed discussion of potential payments upon termination or change in corporate control.

The aggregate award opportunities for the 2017 to 2018 performance period under these transition awards are as follows:

	2017-2018 Long-Term Incentive Program Opportunities (in shares)
	Threshold (#)	Target (#)	High (#)
Goodey	1,983	3,964	5,947
Kerr	5,862	11,723	17,585
McQueen	1,487	2,973	4,460
Mitra	1,983	3,964	5,947

The Company intends to provide disclosure regarding actual performance relative to the targets in the proxy materials for the 2019 annual meeting, which will be the first annual meeting following the completion of the two-year performance period.

In addition to these performance-based awards, in connection with Mr. Goodey’s appointment as Executive Vice President - Chief Financial Officer, the Compensation Committee approved a one-time grant of restricted stock units to Mr. Goodey with a grant date fair value of $1 million, vesting annually pro rata over four years, subject to Mr. Goodey’s continued employment through each vesting date.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	49

Executive Compensation—CD&A (continued)

In recognition of Mr. McQueen’s extraordinary work in negotiating the transformational gift of office buildings and land for the benefit of The University of Toledo in 2017, the Compensation Committee approved a one-time grant of restricted stock units to Mr. McQueen with a grant date fair value of $200,000, vesting annually pro rata over four years, subject to Mr. McQueen’s continued employment through each vesting date.

In recognition of Mr. Mitra’s tremendous efforts in leading the initiative to reduce the Company’s exposure in the post-acute sector and restructure operator relationships to increase portfolio diversification, the Compensation Committee approved a one-time grant of restricted stock units to Mr. Mitra with a grant date fair value of $750,000, vesting annually pro rata over three years, subject to Mr. Mitra’s continued employment through each vesting date.

Compensation Overview for 2017 and 2016 Performance

In order to provide shareholders with a more complete picture of the compensation of the NEOs (other than Mr. Estes and Mr. Miller), the Company is providing additional compensation information not required by the SEC.

The table below does not include the same information as the “Summary Compensation Table” and is not intended to replace such table. Rather, it is intended to provide supplemental information. The following table and notes should be read in conjunction with the “Summary Compensation Table” and the tables and narrative descriptions that follow such table.

Name	Performance Year	Salary ($)	Earned Annual Incentive Cash Award ($)(1)	Forward- Looking Long- Term Incentive Programs (Grant Date Value) ($)(2)(3)	Other Long- Term Incentive Program Awards (Grant Date Value) ($)(2)(4)	Total Compensation ($)(5)
DeRosa	2017	1,000,000	2,197,563	7,250,000	0	10,447,563
	2016	950,000	1,829,950	5,700,000	0	8,479,950
Goodey(6)	2017	454,457	433,429	600,000	1,000,005	2,487,891
	2016	345,305	252,178	0	579,094	1,176,577
Kerr	2017	484,500	652,985	2,662,500	0	3,799,985
	2016	391,232	920,321	1,775,000	0	3,086,553
McQueen	2017	370,000	236,356	450,000	200,038	1,256,394
	2016	350,000	289,736	0	217,160	856,896
Mitra	2017	425,000	392,891	600,000	750,018	2,167,909
	2016	360,000	446,082	0	836,011	1,642,093
(1)	The amounts reported in this column are the same as the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on pages 53-54.

(2)	For a discussion of the assumptions and methodologies used to determine the grant-date fair value of the equity awards, please see note 4 to the “Summary Compensation Table” on pages 53-54.

(3)	For the 2017-2019 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $7,250,000 for Mr. DeRosa, $300,000 for Mr. Goodey, $1,775,000 for Ms. Kerr, $225,000 for Mr. McQueen and $300,000 for Mr. Mitra. The maximum value of the awards under the 2017-2019 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $14,500,000 for Mr. DeRosa, $450,000 for Mr. Goodey, $2,662,500 for Ms. Kerr, $337,500 for Mr. McQueen and $450,000 for Mr. Mitra.

For the transition plan with Mr. Goodey, Ms. Kerr, Mr. McQueen and Mr. Mitra, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $300,000 for Mr. Goodey, $887,500 for Ms. Kerr, $225,000 for Mr. McQueen and $300,000 for Mr. Mitra. The maximum value of the awards under the transition plan with Mr. Goodey and Ms. Kerr (determined on the grant date) (assuming that the highest level of performance is achieved) are $450,000 for Mr. Goodey, $1,331,250 for Ms. Kerr, $337,500 for Mr. McQueen and $450,000 for Mr. Mitra.

For the 2016-2018 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $5,700,000 for Mr. DeRosa and $1,775,000 for Ms. Kerr. The maximum value of the awards under the 2016-2018 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $14,250,000 for Mr. DeRosa and $2,662,500 for Ms. Kerr.

(4)	The amounts reported in this column reflect the fair value on the grant date of the awards made to the NEOs during or shortly following the particular year-end and that, in the Compensation Committee’s view, are intended to serve as compensation for that particular year (e.g., the grant date fair value of the awards that were granted on February 8, 2018 are shown as compensation for 2017; and the grant-date fair value of the awards that were granted on February 9, 2017 are shown as compensation for 2016). The values are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the trading day prior to the date of grant), which were $54.67, $69.44 and $65.39 for grants on February 8, 2018, October 3, 2017 and February 9, 2017, respectively.

(5)	The amounts reported in the “All Other Compensation” column of the “Summary Compensation Table” (or that will be included in such column in future proxy statements) are excluded from the table above and are not reflected in the “Total Compensation” column.

(6)	On October 3, 2017, Mr. Goodey was appointed to serve as Executive Vice President - Chief Financial Officer. In connection with this promotion, Mr. Goodey’s salary was increased from $363,895 to $600,000. Mr. Goodey received a blended base salary in the amount of $454,457 in 2017 converted from GBP as of October 3, 2017 at a rate of 1.3278. Mr. Goodey’s 2016 compensation was paid in GBP and, for purposes of this table, was converted into USD using the exchange rate on December 31, 2016 of 1.2332.

50 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation—CD&A (continued)

Benefits and Perquisites

The following summarizes various benefits and perquisites received by the NEOs.

NEOs are eligible to participate in the same benefit programs as all other Company employees, including health and dental insurance, group life insurance, short and long-term disability coverage, partial reimbursement of health club/gym membership fees, and participation in the Company’s tax-qualified retirement plan and trust (the “401(k) Plan”) and the ESPP. In addition, Mr. DeRosa received certain perquisites in 2017 including the following:

•	Automobile allowance—monthly allowance to cover expenses incurred with the lease of an automobile.

•	Medical insurance premiums—includes medical insurance premiums to provide Mr. DeRosa and his family with coverage consistent with his individual health insurance coverage prior to the time that he became the CEO.

•	Travel expenses—Mr. DeRosa occasionally uses the corporate aircraft for personal matters in order to increase his productivity and maximize his time. In addition, Mr. DeRosa’s spouse is invited by the Company to certain business events and occasionally accompanies Mr. DeRosa.

In 2017, Mr. Goodey, Mr. Estes and Mr. Miller also received medical insurance premiums; Ms. Kerr used the corporate aircraft and the Company paid for certain commercial flights for Ms. Kerr that were for personal matters; and Ms. Kerr and Mr. Mitra received relocation expenses.

The Compensation Committee reviews the Company’s policies with respect to perquisites on a regular basis. See note 5 to the “Summary Compensation Table” for additional information regarding perquisites, including the dollar values of the perquisites provided by the Company in 2017.

Pledging and Hedging

The Company’s insider trading policy prohibits the Company’s directors and executive officers from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Clawback Policy

If the Company is required to prepare a financial restatement due to the Company’s material non-compliance with any financial reporting requirement, the Compensation Committee may require any of the Company’s executive officers and certain other covered officers to repay to the Company that part of the incentive compensation received by such officer during the three-year period preceding the publication of the restated financial statement that the Compensation Committee determines was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the financial results reported in the restated financial statement. The amount and form of the compensation to be recouped is determined by the Compensation Committee in its discretion.

Ownership Guidelines

Each executive officer is required to own shares of the Company’s common stock with a fair market value of at least three times his or her annual base salary (six times for the Chief Executive Officer). Each non-employee director is required to own shares of the Company’s common stock with a fair market value of at least five times his or her annual cash fee. Executive officers have five years from their date of hire to achieve the required ownership level and non-employee directors have five years from their date of appointment to achieve the required ownership level. As of December 31, 2017, each of the NEOs and the non-employee directors were in compliance with these ownership requirements or, in the case of executive officers, had been employed by the Company for less than five years, or, in the case of non-employee directors, had been a director for less than five years.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Code. In general, Section 162(m) places a limit on the amount of compensation that may be deducted annually by the Company with respect to certain “covered employees.” We had structured our compensation programs for 2017 such that our equity-based long-term incentive program awards, were intended to qualify as “performance-based” compensation for purposes of satisfying the conditions of an exemption to this limit on deductibility previously available under Section 162(m). The Compensation Committee, however, has sought to maintain flexibility in compensating executives, and, as a result, the Company has not adopted a policy requiring that all compensation be deductible. For taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for certain “performance-based” compensation has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change and the scope of relief for grandfathered arrangements is currently uncertain. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	51

Executive Compensation—CD&A (continued)

Because the Company operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent the Company distributes at least 90% of its REIT taxable income, the loss of this deduction would not be expected to have material adverse consequences for the Company. If deductibility becomes an issue, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to pay compensation not exempt from these limits where it considers such compensation appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ending December 31, 2017 and this Proxy Statement.

Submitted by the Compensation Committee

Sharon M. Oster, Compensation Committee Chair

Kenneth J. Bacon, Compensation Committee Member

Timothy J. Naughton, Compensation Committee Member

Judith C. Pelham, Compensation Committee Member

52 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation (continued)

Summary Compensation Table

The table below presents the total compensation of the NEOs for each indicated year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total Compensation ($)
Thomas J. DeRosa	2017	985,801	7,250,000	2,197,563	84,700	10,518,064
Chief Executive Officer	2016	950,000	10,215,363	1,829,950	739,041	13,734,354
	2015	950,000	7,677,105	2,291,705	48,436	10,967,246
John A. Goodey	2017	454,457	2,179,099	433,429	34,518	3,101,503
Executive Vice President - Chief Financial Officer(1)
Mercedes T. Kerr	2017	484,500	2,662,500	652,985	346,180	4,146,165
Executive Vice President - Business & Relationship Management(1)	2016	391,232	2,564,126	920,321	14,958	3,890,637
Matthew G. McQueen	2017	370,000	667,160	236,356	13,250	1,286,766
Senior Vice President - General Counsel & Corporate Secretary(1)
Shankh Mitra	2017	425,000	1,436,011	392,891	359,598	2,613,500
Senior Vice President - Investments(1)
Scott A. Estes	2017	386,423	1,725,000	545,030	344,797	3,001,250
Former Executive Vice President -	2016	510,000	2,540,021	845,382	516,792	4,412,195
Chief Financial Officer(2)	2015	510,000	2,303,949	1,091,691	56,381	3,962,021
Jeffrey H. Miller	2017	42,500	0	0	2,690,918	2,733,418
Former Executive Vice President -	2016	510,000	2,010,162	808,061	518,440	3,846,663
Chief Operating Officer(3)	2015	510,000	2,132,931	961,769	56,302	3,661,002
(1)	No compensation information is provided for the years in which Mr. Goodey, Ms. Kerr, Mr. McQueen and Mr. Mitra were not Named Executive Officers.

(2)	On October 3, 2017, Mr. Estes resigned as the Executive Vice President - Chief Financial Officer of the Company.

(3)	On January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer of the Company.

(4)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718.

The amounts for 2017 include the following:

For the Named Executive Officers (other than Mr. Miller):

•	the awards under the 2017-2019 Long-Term Incentive Program (see below and page 48 for additional information regarding this program).

For Mr. Goodey, Ms. Kerr, Mr. McQueen and Mr. Mitra:

•	the awards under the 2017-2018 transition plan (see below and page 49 for additional information regarding this program).

For Mr. Goodey, Mr. McQueen and Mr. Mitra:

•	the value of restricted stock awards ($579,094 for Mr. Goodey, $217,160 for Mr. McQueen and $836,011 for Mr. Mitra) granted in early 2017 for 2016 performance.

For Mr. Goodey:

•	the value of restricted stock awards ($1,000,005) granted on October 3, 2017 in connection with his promotion to Executive Vice President - Chief Financial Officer.

The amounts for 2016 represent the following:

For Mr. DeRosa, Ms. Kerr, Mr. Estes and Mr. Miller:

•	the value of restricted stock awards granted in early 2016 for 2015 performance; and

•	the awards under the 2016-2018 Long-Term Incentive Program (see below and page 48 for additional information regarding this program).

The amounts for 2015 represent the following:

For Mr. DeRosa, Mr. Estes and Mr. Miller:

•	the value of restricted stock awards granted in early 2015 for 2014 performance; and

•	the awards under the 2015-2017 Long-Term Incentive Program (see below and page 46 for additional information regarding this program).

For the 2015-2017 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $4,000,000 for Mr. DeRosa, $1,375,000 for Mr. Estes and $1,275,000 for Mr. Miller. The maximum value of the awards under the 2015-2017 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $10,000,000 for Mr. DeRosa, $2,062,500 for Mr. Estes and $1,912,500 for Mr. Miller.

For the 2016-2018 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $5,700,000 for Mr. DeRosa, $1,775,000 for Ms. Kerr, $1,725,000 for Mr. Estes and $1,275,000 for Mr. Miller. The maximum value of the awards under the 2016-2018 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $14,250,000 for Mr. DeRosa, $2,662,500 for Ms. Kerr, $2,587,500 for Mr. Estes and $1,912,500 for Mr. Miller.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	53

Executive Compensation (continued)

For the 2017-2019 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $7,250,000 for Mr. DeRosa, $300,000 for Mr. Goodey, $1,775,000 for Ms. Kerr, $225,000 for Mr. McQueen, $300,000 for Mr. Mitra and $1,725,000 for Mr. Estes. The maximum value of the awards under the 2017-2019 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $14,500,000 for Mr. DeRosa, $450,000 for Mr. Goodey, $2,662,500 for Ms. Kerr, $337,500 for Mr. McQueen, $450,000 for Mr. Mitra and $2,587,500 for Mr. Estes.

For the 2017-2018 transition plan, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $300,000 for Mr. Goodey, $887,500 for Ms. Kerr, $225,000 for Mr. McQueen and $300,000 for Mr. Mitra. The maximum value of the awards under the 2017-2018 transition plan (determined on the grant date) (assuming that the highest level of performance is achieved) are $450,000 for Mr. Goodey, $1,331,250 for Ms. Kerr, $337,500 for Mr. McQueen and $450,000 for Mr. Mitra.

For restricted stock grants to the Named Executive Officers, the values are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant).

(5)	“All Other Compensation” includes the following:

Name	Company Contribution to 401(k) Plan ($)	Severance/ Retirement Payments ($)	Relocation Expenses ($)(b)	Travel Expenses ($)(c)	Automobile Allowance ($)(d)	Medical Insurance Premiums ($)(d)	Other Expenses ($)(e)	Total ($)
DeRosa	13,250	0	0	25,082	17,597	28,771	0	84,700
Goodey	30,471(a)	0	0	0	0	4,047	0	34,518
Kerr	13,250	0	301,869	31,061	0	0	0	346,180
McQueen	13,250	0	0	0	0	0	0	13,250
Mitra	13,250	0	346,348	0	0	0	0	359,598
Estes	13,250	327,551	0	0	0	3,996	0	344,797
Miller	13,250	2,632,122	0	0	0	21,976	23,570	2,690,918
(a)	Represents Company contributions to the self-invested pension plan available to employees located in the United Kingdom.

(b)	Represents relocation expenses for Ms. Kerr and Mr. Mitra in the amounts of $162,382 and $178,867, respectively, and associated tax gross ups of $139,487 and $167,481, respectively.

(c)	This amount represents the aggregate incremental cost to the Company for (i) Mr. DeRosa and Ms. Kerr’s personal use of the corporate aircraft; (ii) the cost of certain spousal travel expenses paid by the Company for Mr. DeRosa; and (iii) the cost of certain commercial flights for Ms. Kerr for personal matters.

(d)	See “Compensation Discussion and Analysis—Benefits and Perquisites” for additional information regarding (i) the automobile allowance paid by the Company on behalf of Mr. DeRosa; and (ii) the medical insurance premiums paid by the Company on behalf of Mr. DeRosa, Mr. Goodey, Mr. Estes and Mr. Miller.

(e)	This amount represents (i) the cost of the attorney’s fees and expenses in connection with Mr. Miller’s retirement agreement in the amount of $20,000; (ii) the cost of outplacement services in the amount of $1,070; and (iii) the cost of tax preparation services in the amount of $2,500.

54 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation (continued)

2017 Grants of Plan-Based Awards Table

The table below provides information regarding grants of awards to the NEOs under the Company’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)
Thomas J. DeRosa	—		875,000	1,750,000	3,500,000
	4/13/2017	(4)				47,038	94,075	188,150		7,250,000
John A. Goodey	—	(3)	254,723	337,207	560,800
	8/1/2017	(4)				2,108	4,214	6,322		300,000
	8/1/2017	(5)				1,983	3,964	5,947		300,000
	2/9/2017	(6)							8,856	579,094
	10/3/2017	(7)							14,401	1,000,005
Mercedes T. Kerr	—		363,375	726,750	1,453,500
	4/13/2017	(4)				12,732	25,457	38,189		1,775,000
	8/1/2017	(5)				5,862	11,723	17,585		887,500
Matthew G. McQueen	—		166,500	240,500	314,500
	8/1/2017	(4)				1,582	3,160	4,742		225,000
	8/1/2017	(5)				1,487	2,973	4,460		225,000
	2/9/2017	(6)							3,321	217,160
Shankh Mitra	—		233,750	361,250	488,750
	8/1/2017	(4)				2,108	4,214	6,322		300,000
	8/1/2017	(5)				1,983	3,964	5,947		300,000
	2/9/2017	(6)							12,785	836,011
Scott A. Estes	—		382,500	765,000	1,326,000
	4/13/2017	(4)				12,372	24,742	37,114		1,725,000
Jeffrey H. Miller(2)
(1)	Represents annual incentive program earnings opportunity for 2017. The actual amount earned by each of the NEOs under the annual incentive program in 2017 was paid in 2018 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	On January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer of the Company. He was not granted any plan-based awards in 2017.

(3)	In connection with his promotion to Executive Vice President - Chief Financial Officer, the Committee increased Mr. Goodey’s annual cash bonus opportunity from 50%, 50% and 75% of base salary at threshold, target and maximum, respectively, to 75%, 150% and 275% of base salary at threshold, target and maximum, respectively. The actual amount earned by Mr. Goodey with respect to his annual cash bonus was prorated based on his time spent in each position for 2017.

(4)	Represents long-term incentive earnings opportunity under the 2017-2019 Long-Term Incentive Program. The performance measures under this program will be evaluated as of December 31, 2019. Any award earned will be paid in shares of restricted stock. Any restricted shares granted will vest as follows: for Mr. DeRosa and Ms. Kerr, one-third in early 2020, one-third on December 31, 2021 and one-third on December 31, 2022 and for Mr. Goodey, Mr. McQueen and Mr. Mitra, one-half in early 2020 and one-half on December 31, 2020 (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). Pursuant to the terms of his Resignation Agreement, Mr. Estes received 7,762 shares of Company common stock in settlement of this award on December 4, 2017, based on Company performance through September 30, 2017. See page 48 for additional information regarding the 2017-2019 program.

(5)	Represents long-term incentive earnings opportunity under the 2017-2018 transition plan. The performance measures under this program will be evaluated as of December 31, 2018. Any award earned will be paid in shares of restricted stock. Any restricted shares granted will vest as follows: one-half in early 2019 and one-half on December 31, 2019 (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). See page 49 for additional information regarding the 2017-2018 transition plan.

(6)	Shares of restricted stock were granted on February 9, 2017 for performance in 2016. The shares vest in four equal installments on January 15, 2018, 2019, 2020 and 2021. The grant date fair value is based on a per share grant price of $65.39, the closing price of the Company’s common stock on February 9, 2017, the date of the grant.

(7)	Shares of restricted stock were granted on October 3, 2017 in connection with Mr. Goodey’s promotion to Chief Financial Officer. The shares vest in four equal installments on October 3, 2018, 2019, 2020 and 2021. The grant date fair value is based on a per share grant price of $69.44, the closing price of the Company’s common stock on October 3, 2017, the date of the grant.

(8)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see note 4 to the Summary Compensation Table.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	55

Executive Compensation (continued)

Employment Agreements

The Company has employment agreements with each of Mr. DeRosa, Mr. Goodey and Ms. Kerr. During 2017, the Company also had employment agreements with Mr. Estes and Mr. Miller; however, on October 3, 2017, Mr. Estes resigned as the Executive Vice President - Chief Financial Officer and his employment agreement was terminated as of that date and, on January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer and his employment agreement was terminated as of that date. The Company does not have employment agreements with Mr. McQueen or Mr. Mitra.

For a description of the provisions of the agreements regarding compensation and benefits payable upon termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” on pages 60-63.

THOMAS J. DEROSA’S EMPLOYMENT AGREEMENT

In anticipation of the expiration of his original employment agreement and in recognition of his exemplary performance, on January 3, 2017, the Company entered into a new employment agreement with Mr. DeRosa, which became effective on April 13, 2017, after the expiration of his prior employment agreement.

Pursuant to his amended and restated employment agreement, Mr. DeRosa will continue to serve as the Chief Executive Officer of the Company until April 13, 2020. He will receive an annual base salary of $1,000,000, which is reviewed and adjusted each year by the Compensation Committee, together with a target bonus opportunity under the Company’s annual cash bonus program equal to 175% of his annual base salary and long-term stock awards under terms and conditions determined by the Compensation Committee. The agreement also provides for the Company to reimburse Mr. DeRosa for the reasonable costs of an annual medical exam and provide him with an automobile allowance.

JOHN A. GOODEY’S EMPLOYMENT AGREEMENT

The Company has entered into an employment agreement with Mr. Goodey effective October 3, 2017, as amended, which the Company may terminate at any time. The agreement provides for a base salary of $600,000, which is reviewed and adjusted each year by the Compensation Committee. Mr. Goodey is also eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans.

MERCEDES T. KERR’S EMPLOYMENT AGREEMENT

The Company has entered into an employment agreement with Ms. Kerr effective June 16, 2017, as amended, which expires on January 31, 2019. The agreement provides for a base salary of $484,500, which is reviewed and adjusted each year by the Compensation Committee. Ms. Kerr is also eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans.

SCOTT A. ESTES’S EMPLOYMENT AND RESIGNATION AGREEMENTS

On October 3, 2017, Mr. Estes resigned as the Executive Vice President – Chief Financial Officer and his employment agreement was terminated as of that date. Mr. Estes, under his employment agreement, received a base salary that was reviewed and adjusted each year by the Compensation Committee. Mr. Estes was also eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. In connection with his departure, the Company and Mr. Estes entered into a resignation agreement pursuant to which Mr. Estes received certain benefits set forth in his employment agreement.

JEFFREY H. MILLER’S EMPLOYMENT AND RETIREMENT AGREEMENTS

On January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer and his employment agreement was terminated as of that date. Mr. Miller, under his employment agreement, received a base salary that was reviewed and adjusted each year by the Compensation Committee and was eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. In connection with Mr. Miller’s retirement, the Company and Mr. Miller entered into a retirement agreement pursuant to which Mr. Miller received certain benefits set forth in his employment agreement.

56 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation (continued)

2017 Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding outstanding equity-based awards granted to the NEOs under the Company’s long-term incentive plans that were outstanding as of December 31, 2017.

		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date		# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Thomas J. DeRosa	2/12/16						41,501	2,646,519	(2)
	2/5/15						11,261	718,114	(3)
	8/6/15									44,721	2,851,858	(13)
	5/6/16									76,892	4,903,403	(14)
	4/13/17									94,075	5,999,163	(15)
John A. Goodey	10/3/17						14,401	918,352	(4)
	2/9/17						8,856	564,747	(5)
	2/12/16						9,913	632,152	(6)
	2/5/15						3,432	218,859	(7)
	6/23/14						492	31,375	(8)
	8/1/17									4,214	268,727	(15)
	8/1/17									3,964	252,784	(16)
Mercedes T. Kerr	1/26/12	1,552	0	57.33	1/26/22	(1)
	1/27/11	2,239	0	49.17	1/27/21	(1)
	1/28/10	551	0	43.29	1/28/20	(1)
	2/12/16						10,879	693,754	(6)
	2/5/15						2,708	172,689	(7)
	2/6/14						1,249	79,649	(9)
	2/7/13						1,291	82,327	(10)
	2/24/17									34,874	2,223,915	(14)
	4/13/17									25,457	1,623,393	(15)
	8/1/17									11,723	747,576	(16)
Matthew G. McQueen	2/9/17						3,321	211,780	(5)
	2/12/16						2,200	140,294	(6)
	3/2/15						808	51,526	(11)
	8/1/17									3,160	201,513	(15)
	8/1/17									2,973	189,588	(16)
Shankh Mitra	2/9/17						12,785	815,300	(5)
	2/12/16						3,447	219,815	(6)
	1/4/16						9,870	629,410	(12)
	8/1/17									4,214	268,727	(15)
	8/1/17									3,964	252,784	(16)
Scott A. Estes(17)
Jeffrey H.Miller(18)
(1)	These options vest ratably over the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(2)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On each of February 12, 2016 and January 15, 2017, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest in two equal installments on January 15, 2018 and January 15, 2019.

(3)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On each of February 5, 2015, January 15, 2016 and January 15, 2017, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest on January 15, 2018.

(4)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On each of October 3, 2018, 2019, 2020 and 2021, one-fourth of the restricted stock vest.

(5)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On each of January 15, 2018, 2019, 2020 and 2021, one-fourth of the restricted stock vest.

(6)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On January 15, 2017, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest in three equal installments on January 15, 2018, January 15, 2019 and January 15, 2020.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	57

Executive Compensation (continued)

(7)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On each of January 15, 2016 and January 15, 2017, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest in two equal installments on January 15, 2018 and January 15, 2019.

(8)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On each of June 23, 2015, June 23, 2016 and June 23, 2017, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest on June 23, 2018.

(9)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On each of January 15, 2015, January 15, 2016 and January 15, 2017, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest on January 15, 2018.

(10)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On each of January 15, 2014, 2015, 2016 and 2017, one-fifth of the restricted stock vested. The remaining shares of restricted stock vest on January 15, 2018.

(11)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On each of March 2, 2016 and March 2, 2017, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest in two equal installments on March 2, 2018 and March 2, 2019.

(12)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On January 4, 2017, one-tenth of the shares of restricted stock vested. On January 4, 2018, one-tenth of the shares of restricted stock vest. On March 8, 2018, 5,117 shares of restricted stock vest and the remaining shares of restricted stock vest on January 4, 2019.

(13)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. On each of February 28, 2018, December 31, 2018 and December 31, 2019, one-third of the shares of restricted stock vest.

(14)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. The number and market or payout value of the awards under the 2016-2018 Long-Term Incentive Program is based on target performance because corporate performance in the first two years of the three-year performance period exceeded threshold performance. See page 47 for additional information regarding the 2016-2018 program.

(15)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. The number and market or payout value of the awards under the 2017-2019 Long-Term Incentive Program is based on target performance because corporate performance in the first year of the three-year performance period exceeded threshold performance. See page 48 for additional information regarding the 2017-2019 program.

(16)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017. The number and market or payout value of the awards under the 2017-2018 transition plan is based on target performance because corporate performance in the first year of the two-year performance period exceeded threshold performance. See page 49 for additional information regarding the 2017-2018 transition plan.

(17)	On October 3, 2017, Mr. Estes resigned as Executive Vice President - Chief Financial Officer of the Company.

(18)	On January 31, 2017, Mr. Miller retired as Executive Vice President - Chief Operating Officer of the Company.

2017 Option Exercises and Stock Vested Table

The table below provides information regarding the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2017 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Thomas J. DeRosa(1)	0	0	32,574	2,171,107
John A. Goodey	0	0	5,513	372,795
Mercedes T. Kerr	0	0	8,066	537,680
Matthew G. McQueen	0	0	1,138	77,188
Shankh Mitra	0	0	2,246	149,740
Scott A. Estes	43,787	2,987,813	87,106	5,889,632
Jeffrey H. Miller	4,820	337,063	48,812	3,241,962
(1)	Includes 562 deferred stock units that vested in connection with his service as a non-employee director prior to his appointment as Chief Executive Officer.

58 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation (continued)

2017 Nonqualified Deferred Compensation Table

In connection with his appointment as Chief Executive Officer, Mr. DeRosa was granted 15,618 performance-based restricted stock units pursuant to a performance-based restricted stock unit grant agreement. In 2015, the Compensation Committee determined that Mr. DeRosa had met the performance vesting criteria for these performance-based restricted stock units because he and the Company satisfied certain performance conditions during the one-year performance period ending April 12, 2015. One-third of the performance-based restricted stock units vested on May 6, 2015; one-third vested on April 13, 2016; and one-third vested on April 13, 2017. Under the terms of the grant agreement, settlement of the award was automatically deferred until the earliest of Mr. DeRosa’s “separation from service” (as defined under Section 409A of the Code), his death or a change in control of the Company. The performance-based restricted stock units are paid in shares of common stock on a one-for-one basis. The table below sets forth the value, as of the vesting date, of the portion of the performance-based restricted stock units that vested in 2017 and the aggregate value, as of December 29, 2017, the last trading day of 2017, of the performance-based restricted stock units that were vested and deferred as of December 31, 2017.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Thomas J. DeRosa	$379,257(1)	—	$(87,139)(2)	—	$978,614(3)
(1)	Based on a share price of $72.85, the closing price of the Company’s common stock on April 13, 2017. The amount in this column represents the value, as determined on April 13, 2017, of 5,067 shares of common stock underlying the performance-based restricted stock units granted to Mr. DeRosa, which represents 5,206 units that vested on April 13, 2017 less 139 units withheld upon vesting to satisfy tax withholding obligations. Settlement of these units was mandatorily deferred pursuant to the terms of the award.

(2)	Consists of: (a) $18,117 of accrued dividends on 5,206 units that vested on May 6, 2015; (b) $17,654 of accrued dividends on 5,073 units that vested on April 13, 2016 (5,206 units less 133 units withheld upon vesting to satisfy tax withholding obligations); (c) $13,225 of accrued dividends on 5,067 units that vested on April 13, 2017 (5,206 units less 139 units withheld upon vesting to satisfy tax withholding obligations) from the vesting date to December 31, 2017; and (d) a $131,721 decrease in the value of the units (calculated by subtracting the value of the units at each vesting date from the value of the units at December 31, 2017).

(3)	Based on a share price of $63.77, the closing price of the Company’s common stock on December 29, 2017, the last trading day of 2017.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	59

Executive Compensation (continued)

Potential Payments Upon Termination or Change in Corporate Control

THOMAS J. DEROSA

Severance Payments and Benefits. Under his employment agreement with the Company, if Mr. DeRosa terminates his employment for “good reason” (as defined in his employment agreement) or is terminated without “cause” (as defined in his employment agreement), he would receive a series of semi-monthly severance payments for 24 months. Each semi-monthly severance payment would be an amount equal to one-twenty-fourth of the sum of his annual base salary and target annual cash bonus opportunity at the time of termination.

If Mr. DeRosa terminates his employment for “good reason” or is terminated without “cause” during the 24 months following a “change in corporate control” (as defined in his employment agreement) and during the term of his employment agreement, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 36 months. Each monthly severance payment would be an amount equal to one-twelfth (1/12) of the sum of his annual base salary and the average of annual bonuses paid to Mr. DeRosa for the last three fiscal years ending prior to the change in corporate control.

If Mr. DeRosa terminates his employment for “good reason” or is terminated without “cause” (whether or not following a change in corporate control), he also would be entitled to continued coverage under any group health plan maintained by the Company in which he participated at the time of his termination for the period during which he elected to receive continuation coverage under Section 4980B of the Code at an after-tax cost to him comparable to the cost he would have incurred for the same coverage had he remained employed during such period. Mr. DeRosa also would be entitled to receive accrued but unpaid base salary and paid time off, any bonuses earned but unpaid, any nonforfeitable benefits under the Company’s deferred compensation, incentive or other benefit plans, and any prorated portion of the annual bonus that he would have earned for the year in which the termination occurs (if he had remained employed for the entire year). If determined that payments by the Company to Mr. DeRosa in connection with a change in corporate control would constitute “parachute payments” within the meaning of Section 280G of the Code, the amount of such payments would be the greater, on an after-tax basis, of either the full payments or a lesser amount which would result in no portion of such payments being subject to the excise tax imposed under Section 4999 of the Code.

In the event of Mr. DeRosa’s death or disability, he would be entitled to receive accrued but unpaid base salary and paid time off, any bonuses earned but unpaid, any nonforfeitable benefits under the Company’s deferred compensation, incentive or other benefit plans, and any prorated portion of the annual bonus that he would have earned for the year in which the termination occurs (if he had remained employed for the entire year).

Vesting of Incentive Awards. Mr. DeRosa’s stock options, restricted stock and other equity awards with time-based vesting granted under the Company’s incentive plans would become fully vested and, in the case of stock options, exercisable in full in the event that Mr. DeRosa terminates his employment for “good reason,” is terminated without “cause” (whether or not following a change in corporate control), upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company or upon his death, disability or retirement.

The performance awards granted to Mr. DeRosa under the 2015-2017 Long-Term Incentive Program, the 2016-2018 Long-Term Incentive Program and the 2017-2019 Long-Term Incentive Program will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control and Mr. DeRosa would receive a pro rata portion of the performance awards based on the number of months from the beginning of the performance period through the change in corporate control. In the event that Mr. DeRosa terminates his employment for “good reason,” is terminated without “cause”, upon the non-renewal of his employment agreement by the Company or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. DeRosa would receive a pro rata portion of the performance awards based on the number of days or months that he was an employee of the Company during the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. DeRosa under these programs would become vested.

Settlement of the deferred performance-based restricted stock units will occur upon the earliest of Mr. DeRosa’s “separation from service” (as defined by Section 409A of the Code), a change in control of the Company or his death.

Restrictive Covenants. Mr. DeRosa’s employment agreement includes confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants.

Mr. DeRosa’s rights to receive payments or benefits under the 2017-2019 Long-Term Incentive Program are subject to the execution of a release of claims in favor of the Company upon the termination of his employment. Mr. DeRosa is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under this program.

60 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation (continued)

JOHN A. GOODEY

Vesting of Incentive Awards. Mr. Goodey’s restricted stock awards with time-based vesting granted under the Company’s incentive plans would become vested in the event Mr. Goodey is terminated without cause within 12 months following a change in corporate control or upon his death, disability or retirement.

The performance awards granted to Mr. Goodey under the 2017-2019 Long-Term Incentive Program and the 2017-2018 transition plan will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control and Mr. Goodey would receive a pro rata portion of the performance awards based on the number of months from the beginning of the performance period through the change in corporate control. In the event that Mr. Goodey terminates his employment for “good reason,” is terminated without “cause”, upon the non-renewal of his employment agreement by the Company or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. Goodey would receive a pro rata portion of the performance awards based on the number of days that he was an employee of the Company during the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. Goodey under these programs would become vested.

Restrictive Covenants. Mr. Goodey’s employment agreement includes confidentiality, non-competition and non-solicitation restrictive covenants.

Mr. Goodey’s rights to receive payments or benefits under the 2017-2019 Long-Term Incentive Program and the 2017-2018 transition plan are subject to the execution of a release of claims in favor of the Company upon the termination of his employment. Mr. Goodey is also subject to confidentiality, non-competition, non-solicitation and non-competition restrictive covenants under these programs.

MERCEDES T. KERR

Severance Payments and Benefits. Under her employment agreement with the Company, if Ms. Kerr terminates her employment for “good reason” (as defined in her employment agreement) or is terminated without “cause” (as defined in her employment agreement), she would receive a series of semi-monthly severance payments for each complete calendar month during the remaining term of her employment agreement or for 12 months, whichever is greater. Each monthly severance payment would be an amount equal to one-twenty fourth of the sum of her annual base salary and the average of annual cash bonuses paid to Ms. Kerr for the last three fiscal years ending prior to the date of termination. Ms. Kerr also would be entitled to continued coverage under any group health plan maintained by the Company in which she participated at the time of her termination for the remainder of the term of her employment agreement (but not less than six months and not more than the period during which she would be entitled to continuation coverage under Section 4980B of the Code, if she elected such coverage and paid the applicable premiums), or until, if earlier, the date she obtains comparable coverage from a new employer. Ms. Kerr also would be entitled to receive accrued but unpaid base salary and paid time off, any bonuses earned but unpaid, any nonforfeitable benefits under the Company’s deferred compensation, incentive or other benefit plans, and any prorated portion of the annual bonus that she would have earned for the year in which the termination occurs (if she had remained employed for the entire year).

If Ms. Kerr terminates her employment for “good reason” or is terminated without “cause” during the 24 months following a “change in corporate control” (as defined in her employment agreement), she would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. Each monthly severance payment would be an amount equal to one-twelfth of the sum of her annual base salary and the average of annual bonuses paid to Ms. Kerr for the last three fiscal years ending prior to the change in corporate control. Ms. Kerr also would be entitled to continued coverage under any group health plan maintained by the Company in which Ms. Kerr participated at the time of her termination for the remainder of the term of her employment agreement or until, if earlier, the date she obtains comparable coverage from a new employer or otherwise becomes ineligible to such continued coverage under COBRA. Ms. Kerr also would be entitled to receive accrued but unpaid base salary and paid time off, any bonuses earned but unpaid, any nonforfeitable benefits under the Company’s deferred compensation, incentive or other benefit plans, and any prorated portion of the target annual bonus that she would have earned for the year in which the termination occurs (if she had remained employed for the entire year). If it is determined that any payments or distributions by the Company to Ms. Kerr in connection with a change in corporate control would constitute “parachute payments” within the meaning of Section 280G of the Code, the amount of such payments would be the greater, on an after-tax basis, of either the full payments or a lesser amount which would result in no portion of such payments being subject to the excise tax imposed under Section 4999 of the Code. If Ms. Kerr voluntarily terminates her employment, is terminated for “cause” or is terminated as a result of the expiration of the term of her employment agreement, she would be entitled to accrued but unpaid base salary and paid time off, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive or other benefit plans.

Upon Ms. Kerr’s death or disability, she would be entitled to accrued but unpaid base salary and paid time off, any bonuses earned but unpaid, any nonforfeitable benefits under the Company’s deferred compensation, incentive or other benefit plans and

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	61

Executive Compensation (continued)

any prorated portion of the annual bonus that she would have earned for the year in which the termination occurs (if she had remained employed for the entire year).

Vesting of Incentive Awards. Ms. Kerr’s stock options, restricted stock and other equity awards with time-based vesting granted under the Company’s incentive plans would become fully vested and, in the case of stock options, exercisable in full in the event that Ms. Kerr terminates her employment for “good reason,” is terminated without “cause”, upon the expiration of the term of her employment agreement if such expiration is as a result of non-renewal of such agreement by the Company, upon a change in corporate control or upon her death, disability or retirement.

The performance awards granted to Ms. Kerr under the 2016-2018 Long-Term Incentive Program, the 2017-2019 Long-Term Incentive Program and the 2017-2018 transition plan will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control and Ms. Kerr would receive a pro rata portion of the performance awards based on the number of months from the beginning of the performance period through the change in corporate control. In the event that Ms. Kerr terminates her employment for “good reason,” is terminated without “cause”, upon the non-renewal of her employment agreement by the Company or upon her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Ms. Kerr would receive a pro rata portion of the performance awards based on the number of days or months that she was an employee of the Company during the performance period. In the event of such a termination after the end of the performance period, any shares granted to Ms. Kerr under these programs would become vested.

Restrictive Covenants. Ms. Kerr’s employment agreement includes confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants.

Ms. Kerr’s rights to receive payments or benefits under the 2017-2019 Long-Term Incentive Program and the 2017-2018 transition plan are subject to the execution of a release of claims in favor of the Company upon the termination of her employment. Ms. Kerr is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

MATTHEW G. MCQUEEN

Vesting of Incentive Awards. Mr. McQueen’s restricted stock awards with time-based vesting granted under the Company’s incentive plans would become vested in the event Mr. McQueen is terminated without cause within 12 months following a change in corporate control or upon his death, disability or retirement.

The performance awards granted to Mr. McQueen under the 2017-2019 Long-Term Incentive Program and the 2017-2018 transition plan will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control and Mr. McQueen would receive a pro rata portion of the performance awards based on the number of months from the beginning of the performance period through the change in corporate control. In the event that Mr. McQueen terminates his employment for “good reason,” is terminated without “cause” by the Company, or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. McQueen would receive a pro rata portion of the performance awards based on the number of days that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. McQueen under these programs would become vested.

Restrictive Covenants. Mr. McQueen’s rights to receive payments or benefits under the 2017-2019 Long-Term Incentive Program and the 2017-2018 transition plan are subject to the execution of a release of claims in favor of the Company upon the termination of his employment. Mr. McQueen is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

SHANKH MITRA

Vesting of Incentive Awards. Mr. Mitra’s restricted stock awards with time-based vesting granted under the Company’s incentive plans would become vested in the event Mr. Mitra is terminated without cause within 12 months following a change in corporate control or upon his death, disability or retirement.

The performance awards granted to Mr. Mitra under the 2017-2019 Long-Term Incentive Program and the 2017-2018 transition plan will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control and Mr. Mitra would receive a pro rata portion of the performance awards based on the number of months from the beginning of the performance period through the change in corporate control. In the event that Mr. Mitra terminates his employment for “good reason,” is terminated without “cause” by the Company, or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately

62 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation (continued)

preceding the termination and Mr. Mitra would receive a pro rata portion of the performance awards based on the number of days that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. Mitra under these programs would become vested.

Restrictive Covenants.

Mr. Mitra’s rights to receive payments or benefits under the 2017-2019 Long-Term Incentive Program and the 2017-2018 transition plan are subject to the execution of a release of claims in favor of the Company upon the termination of his employment. Mr. Mitra is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

SCOTT A. ESTES

On October 3, 2017, Mr. Estes resigned as the Executive Vice President - Chief Financial Officer of the Company and his employment agreement was terminated as of that date. In connection with his resignation, the Company and Mr. Estes entered into a resignation agreement pursuant to which the Company agreed to pay Mr. Estes a series of semi-monthly severance payments through January 31, 2019, each in an amount equal to one-twenty fourth of the sum of his base salary of $510,000 and the annual cash bonus paid to him for 2016, which was $845,382. Mr. Estes is also entitled to continued coverage at the Company’s expense under the Company’s group health plan through January 31, 2019, or until, if earlier, the date he obtains comparable coverage from a new employer. Based on current COBRA rates, the value of this continued coverage, assuming coverage through January 31, 2019, would be $25,971.

In connection with Mr. Estes’s resignation, 29,496 shares of restricted stock held by Mr. Estes became fully vested as of October 3, 2017 (valued at $2,048,202 based on the closing price of $69.44 per share on such date). Mr. Estes also received 15,074 shares as a prorated payment under the 2015-2017 Long-Term Incentive Program, 13,852 shares as a prorated payment under the 2016-2018 Long-Term Incentive Program, and 7,762 shares as a prorated payment under the 2017-2019 Long-Term Incentive Plan, in each case based on performance through September 30, 2017.

The resignation agreement also includes a customary release by Mr. Estes of claims against the Company and its affiliates. Mr. Estes is also obligated to comply with various restrictive covenants, including a non-competition, non-solicitation, non-disparagement and non-disclosure restrictive covenants.

JEFFREY H. MILLER

On January 31, 2017, Mr. Miller retired as the Executive Vice President—Chief Operating Officer of the Company and his employment agreement was terminated as of that date. In connection with his retirement, the Company and Mr. Miller entered into a retirement agreement pursuant to which the Company agreed to pay Mr. Miller $2,632,122, which represents a lump-sum retirement payment. In addition, the Company paid $20,000 of attorney’s fees and expenses and $1,070 for outplacement services in connection with Mr. Miller’s retirement.

In connection with Mr. Miller’s retirement, 28,544 shares of restricted stock held by Mr. Miller became fully vested as of January 31, 2017. Mr. Miller also received 8,004 shares as a prorated payment under the 2015-2017 Long-Term Incentive Program and 2,597 shares as a prorated payment under the 2016-2018 Long-Term Incentive Program, in each case based on performance through December 31, 2016.

The retirement agreement also includes a customary release by Mr. Miller of claims against the Company and its affiliates and obligates Mr. Miller to comply with various restrictive covenants, including non-competition, non-solicitation, non-disparagement and non-disclosure restrictive covenants.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	63

Executive Compensation (continued)

Quantification of Benefits

The table below reflects estimates of the amounts of compensation that would be paid to the NEOs in the event of their termination. The amounts assume that such termination was effective as of December 31, 2017. The actual amounts to be paid to a NEO can only be determined at the time of such executive’s separation from the Company. The employment of each of Mr. Miller and Mr. Estes ended during 2017 (January 31 and October 3, respectively). The actual amounts to which Mr. Estes became entitled pursuant to his employment and resignation agreements and the actual amounts to which Mr. Miller became entitled pursuant to his retirement agreement are described above in the narrative disclosure of the section entitled “Potential Payments Upon Termination or Change in Corporate Control.”

Name/Type of Termination(1)	Cash Severance ($)(2)	Continued Benefits ($)(3)	Accelerated Vesting of Unvested Equity Compensation ($)(4)	Total ($)
Thomas J. DeRosa
For Cause or Resignation without Good Reason	0	0	0	0
Death or Disability	0	0	7,866,553	7,866,553
Involuntary Termination without Cause or Resignation for Good Reason	5,421,158	29,449	7,866,617	13,317,224
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	8,470,264	29,449	11,233,284	19,732,997
Non-Renewal of the Employment Agreement by the Company	0	0	7,866,553	7,866,553
John A. Goodey
For Cause or Resignation without Good Reason	0	0	0	0
Death or Disability	0	0	2,490,484	2,490,484
Involuntary Termination without Cause or Resignation for Good Reason	816,800	3,365	2,490,484	3,310,649
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,622,332	3,365	2,665,484	4,291,181
Non-Renewal of the Employment Agreement by the Company	0	0	2,490,484	2,490,484
Mercedes T. Kerr
For Cause or Resignation without Good Reason	0	0	0	0
Death or Disability	0	0	2,137,794	2,137,794
Involuntary Termination without Cause or Resignation for Good Reason	1,935,602	21,269	2,137,794	4,094,665
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,935,602	21,269	3,247,169	5,204,040
Non-Renewal of the Employment Agreement by the Company	0	0	2,137,794	2,137,794
Matthew G. McQueen
For Cause or Resignation without Good Reason	0	0	0	0
Death or Disability	0	0	497,350	497,350
Involuntary Termination without Cause or Resignation for Good Reason	563,746	8,389	497,350	1,069,485
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,119,716	8,389	628,600	1,756,705
Shankh Mitra
For Cause or Resignation without Good Reason	0	0	0	0
Death or Disability	0	0	1,789,525	1,789,525
Involuntary Termination without Cause or Resignation for Good Reason	780,362	9,816	1,789,525	2,579,703
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,549,958	9,816	1,964,525	3,524,299

(1)	Mr. DeRosa’s employment agreement does not expire until April 13, 2020 and Ms. Kerr’s employment agreement does not expire until January 31, 2019. For purposes of this table, the amounts in this row assume that Mr. DeRosa’s and Ms. Kerr’s employment were terminated as of December 31, 2017. The Company does not have employment agreements with Mr. McQueen and Mr. Mitra, and Mr. Goodey’s employment may be terminated at any time by the Company.

(2)	Cash Severance

Under the employment agreements for Mr. DeRosa and Ms. Kerr, these executives would be entitled to: (a) on a qualifying change of control termination, a lump sum severance payment equal to the present value of a series of 36 (for Mr. DeRosa) or 24 (for Ms. Kerr) monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate; or (b) on a termination without cause or for good reason, a series of 24 (for Mr. DeRosa) or that number of months remaining under her employment agreement but not less than 12 (for Ms. Kerr) semi-monthly severance payments. For Mr. DeRosa, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average of annual bonuses paid for the last three fiscal years and each semi-monthly payment is 1/24 of the sum of his base salary plus the target annual cash bonus opportunity. For Ms. Kerr, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of her base salary plus the average of annual bonuses paid for the last three years and each semi-monthly payment is equal to 1/24 of the sum of her base salary plus the average of annual bonuses paid for the last three years. For both Mr. DeRosa and Ms. Kerr, this amount also includes (a) the value of their actual 2017 annual bonus as each would be entitled to a pro rata annual bonus for the year of termination in the case of a termination without cause, a resignation for good reason, or a termination due to death or disability, and (b) the target amount of their 2017 annual bonus as each would be entitled to a pro rata amount of their target bonus for the year of termination in the case of a qualifying change of control termination.

The Company does not have employment agreements with Mr. McQueen and Mr. Mitra, and Mr. Goodey’s employment agreement does not provide cash severance benefits. For Mr. Goodey, Mr. McQueen and Mr. Mitra, the amounts in this column represent a reasonable estimate based on (a) a lump sum severance payment, on a qualifying change of control termination, equal to the present value of a series of 24 monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate or (b) a series of 12 semi-monthly severance payments, on a termination without cause or for good reason. For Mr. Goodey, Mr. McQueen and Mr. Mitra, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average of annual bonuses paid for the last three fiscal years and each semi-monthly payment is 1/24 of the sum of his base salary plus the average of annual bonuses paid for the last three years.

64 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation (continued)

The amounts reflected in the table above represent the discounted present value of the monthly payments assuming a 1.39% annual discount rate (the 90-day treasury rate as of December 31, 2017, the assumed date of termination).

(3)	Continued Benefits

Under the employment agreement for Mr. DeRosa, he would be entitled to continued coverage at the Company’s expense under any group health plan in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason (whether or not in connection with a change in control) for the period during which he elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost comparable to the cost that Mr. DeRosa would have incurred for the same coverage had he remained employed during such period. The monthly cost of such benefits is estimated using the current monthly costs.

Under the employment agreement for Ms. Kerr, she would be entitled to continued coverage at the Company’s expense under any group health plan in which she participated at the time of involuntary termination without cause or voluntary termination by the executive for good reason (whether or not in connection with a change in control), for the remaining term of her employment agreement (but not less than six months in the case of a non-change in control termination) and not more than the period during which she would be entitled to continuation coverage under Section 4980B of the Code, if she elected such coverage and paid the applicable premiums. As of December 31, 2017, the remaining term of Ms. Kerr’s employment agreement was 13 months. The monthly cost of such benefits is estimated based on the current monthly costs.

The Company does not have employment agreements with Mr. McQueen and Mr. Mitra, and Mr. Goodey’s employment agreement does not provide for continued benefits. For Mr. Goodey, Mr. McQueen and Mr. Mitra, the amounts in this column represent a reasonable estimate based on continued coverage at the Company’s expense under any group health plan in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason (whether or not in connection with a change in control) for six months at an after-tax cost comparable to the cost that he would have incurred for the same coverage had he remained employed during such period. The monthly cost of such benefits is estimated using the current monthly costs.

(4)	Accelerated Vesting of Unvested Equity Compensation

Under the employment agreements for Mr. DeRosa and Ms. Kerr, upon involuntary termination without cause or voluntary termination for good reason by the executive, all unvested time-based stock options, restricted stock and other equity awards would become fully vested and, in the case of stock options, exercisable in full. The numbers in this column represent the “in-the-money” value of unvested stock options and the full value of unvested restricted stock awards as of December 31, 2017 (the assumed termination date) where vesting would be accelerated upon termination under these scenarios. Mr. Goodey, Mr. McQueen and Mr. Mitra’s restricted stock awards with time-based vesting granted under the Company’s incentive plans would become vested in the event they were terminated without cause within 12 months following a change in corporate control or upon their retirement. Each executive’s time-based restricted stock awards would become vested in the case of death or disability.

For performance awards granted under the 2016-2018 Long-Term Incentive Program, in the event that Mr. DeRosa or Ms. Kerr terminates his or her employment for good reason, is terminated without cause, upon the non-renewal of his or her employment agreement by the Company or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of months that he or she was an employee of the Company during the performance period. As of December 31, 2017, two-thirds of the performance period had been completed, so if such a termination occurred on December 31, 2017 and the Compensation Committee determined that an award was earned, Mr. DeRosa and Ms. Kerr would receive two-thirds of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on threshold achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than the Company’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

For performance awards granted under the 2017-2019 Long-Term Incentive Program and the 2017-2018 transition plan, in the event the executive terminates his or her employment for good reason, is terminated without cause, upon the non-renewal of his or her employment agreement by the Company or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of days that he or she was an employee of the Company during the performance period. As of December 31, 2017, one-third of the performance period had been completed, so if such a termination occurred on December 31, 2017 and the Compensation Committee determined that an award was earned, the executive would receive one-third of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on threshold achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than the Company’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

The assumed share price upon each termination scenario is $63.77, which was the closing price as of December 29, 2017, the last trading day of 2017.

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Executive Compensation (continued)

Risk Management and Compensation

As described above in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s compensation programs are designed, among other things, to encourage long-term shareholder value creation, rather than short-term shareholder value maximization. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, the compensation policies and practices for the NEOs and other employees do not encourage excessive risk-taking and are not likely to have a material adverse effect on the Company. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.

•	Balanced pay mix. A balanced mix of base salary, annual cash incentives and long-term equity compensation is provided. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by total shareholder return on an absolute basis and relative to two indices in the long-term incentive programs. In this way, the executive officers are motivated to consider the impact of decisions over the short, intermediate and long terms.

•	Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of the Company’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.

•	Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.

•	Long-term incentive grants. Restricted shares and restricted stock units, which are well-aligned with shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.

•	Clawback Policy. As discussed in “Compensation Discussion & Analysis—Clawback Policy,” the executive officers and certain other covered officers are subject to a clawback policy, which allows the Company to recover incentive compensation (including stock options, restricted stock and restricted stock units) received by such officers in the event the Company is required to prepare a financial restatement due to the Company’s material non-compliance with any financial reporting requirement.

•	Stock ownership requirements. As discussed in “Executive Compensation—Compensation Discussion and Analysis—Ownership Guidelines” the executive officers are subject to stock ownership guidelines based on a multiple of base salary. These stock ownership guidelines align the interests of management with long-term shareholder interests.

To confirm the effectiveness of its approach to compensation, from time to time the Company reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, the Company inventories its material plans and programs, with particular emphasis on incentive compensation plans.

66 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Executive Compensation (continued)

Pay Ratio

In this section, the Company is providing a comparison of the annual total compensation of the Company’s median compensated employee to the annual total compensation of Mr. DeRosa, the Chief Executive Officer of the Company, pursuant to the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. To identify the Company’s median compensated employee, as well as to determine the annual total compensation of the Company’s median employee and the Chief Executive Officer, the Company took the following steps:

•	The Company considered all employees employed as of December 31, 2017. This population consisted of full-time and part-time employees located in the United States, the United Kingdom, Canada and Luxembourg.
•	To identify the median employee from the Company’s employee population, the Company generated a list of all employees and calculated the amount of base salary determined as of December 31, 2017, wages, overtime and cash bonus amounts earned for performance in fiscal 2017 and the aggregate grant date fair value of equity awards granted in fiscal 2017. The Company used a GBP/USD rate of 1.3503 for employees in the United Kingdom, a CAD/USD rate of 0.7953 for employees in Canada and a EUR/USD rate of 1.1999 for employees in Luxembourg, each of which reflected the applicable exchange rate on December 31, 2017.
•	Once the Company identified the median employee, the Company calculated all elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $90,908.
•	With respect to the annual total compensation of the Chief Executive Officer, the Company used the amount reported in the “Total Compensation” column of the Summary Compensation Table for 2017, $10,518,064.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. DeRosa to the annual total compensation of the Company’s median employee was 116 to 1.

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Equity Compensation Plan Information

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2017, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	495,075	(1)	$51.28	(2)	11,582,706	(3)
Equity compensation plans not approved by shareholders	None		N/A		None
Totals	495,075		$51.28		11,582,706

(1)	This number reflects the options, restricted stock units and deferred stock units granted under the 2005 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan. See the footnotes to the “2017 Outstanding Equity Awards at Fiscal Year-End Table”, “2017 Nonqualified Deferred Compensation Table” and “2017 Director Compensation Table” for additional information regarding the options, restricted stock units and deferred stock units.

(2)	This price does not include restricted stock units or deferred stock units granted under the 2005 Long-Term Incentive Plan or the 2016 Long-Term Incentive Plan.

(3)	This number reflects the 10,000,000 shares of common stock reserved for future issuance under the 2016 Long-Term Incentive Plan, as reduced by awards issued under the 2016 Long-Term Incentive Plan, and as increased by shares granted under the 2005 Long-Term Incentive Plan or the 2016 Long-Term Incentive Plan that were forfeited, cancelled, surrendered or terminated unexercised and are available for future issuance under the 2016 Long-Term Incentive Plan.

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Other Matters

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew G. McQueen

Senior Vice President - General Counsel & Corporate Secretary

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Appendix A—Welltower Inc. Employee Stock Purchase Plan

WELLTOWER INC.

EMPLOYEE STOCK PURCHASE PLAN

1.	PURPOSES

The Welltower Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide eligible employees of Welltower Inc., a Delaware corporation (the “Company”), and its subsidiaries, with an opportunity to acquire an equity interest in the Company by providing eligible employees with a convenient means to purchase shares of the common stock of the Company through payroll deductions.

This Plan was approved by the Board of Directors on October 26, 2017. The Plan is being submitted for approval by the Company’s stockholders at the 2018 Annual Meeting of Stockholders.

2.	DEFINITIONS

A.	“Agent” means Fidelity Stock Plan Services, LLC, or such other bank, stock brokerage firm, trust department or other entity as may be appointed by the Committee pursuant to Section 16.C of the Plan to carry out the functions assigned to the Agent by the terms of this Plan.

B.	“Board of Directors” means the Board of Directors of the Company.

C.	“Business Day” means a day on which The New York Stock Exchange is open for trading.

D.	“Code” means the Internal Revenue Code of 1986, as amended.

E.	“Committee” means the committee appointed by the Board of Directors and delegated the authority to administer the Plan pursuant to Section 16 below.

F.	“Common Stock” means the common stock, par value $1.00 per share, of the Company.

G.	“Compensation” means the base pay and base wages received by a Participant, including overtime pay, paid time off, holiday pay, early dismissal, excused absence pay, administrative leave pay, bereavement pay, on-call pay, and parental leave. For the avoidance of doubt, Compensation shall not include (i) commissions, (ii) annual, quarterly and monthly cash bonuses, (iii) income related to stock option awards, stock grants and other equity incentive awards, (iv) expense reimbursements, (v) relocation-related payments, (vi) benefit plan payments (including but not limited to short term disability pay, long term disability pay, tuition reimbursement and adoption assistance), (vii) deceased pay, (viii) income from non-cash and fringe benefits, (ix) severance payments, and (x) other forms of compensation not specifically listed herein.

H.	“Designated Subsidiary” means any Subsidiary which has been or shall be, from time to time, designated by the Board of Directors to be eligible to participate in the Plan; provided that the entities set forth in Appendix A attached hereto shall each be a Designated Subsidiary effective as of the beginning of the first Offering Period.

I.	“Eligible Employee” means an employee of the Company or a Designated Subsidiary who is treated as a common law employee of the Company or the Designated Subsidiary for purposes of the Company’s payroll tax withholding and reporting and satisfies the eligibility requirement set forth in Section 3 below. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Designated Subsidiary, only to the extent permitted under Section 423 of the Code. For purposes of the Plan, an individual who performs services for the Company or a Designated Subsidiary pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Company or a Designated Subsidiary as other than a common law employee shall not be considered an “employee” with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an “employee.”

J.	“Enrollment Form” means the enrollment form described in Section 4 below, in such form as may be approved by the Committee from time to time.

K.	“Market Price” means the value of a share of the Common Stock as of a particular date, determined on the basis of the closing price quoted on the New York Stock Exchange for that date, or, if there were no reported prices on such date, on the last preceding date on which the prices were reported; or, if the Common Stock is no longer listed on the New York Stock Exchange, the closing price for shares of Common Stock as reported on the official website for such other exchange on which the shares are listed.

L.	“Offering” means an offer made by the Company to Eligible Employees, permitting them to purchase shares of Common Stock with payroll deductions accumulated during an Offering Period, on the terms and conditions described in this Plan. Unless otherwise specified by the Committee, each Offering to the Eligible Employees of the Company and each

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Appendix A—Welltower Inc. Employee Stock Purchase Plan

Offering to the Eligible Employees of each Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the separate Offerings are identical, and the provisions of the Plan shall separately apply to each Offering. To the extent permitted by Section 423 of the Code, the terms of each separate Offering need not be identical, provided that the terms of the Plan and an Offering together satisfy Section 423 of the Code.

M.	“Offering Date” means the first Business Day of each Offering Period.

N.	“Offering Period” means every six-month period beginning each December 1st and June 1st or such other period designated by the Committee; provided that in no event shall an Offering Period exceed twenty-seven (27) months. The first Offering Period under the Plan shall commence on December 1, 2017.

O.	“Participant” means an Eligible Employee who has enrolled in the Plan for an Offering Period, has authorized payroll deductions for the purchase of Common Stock and has an account under this Plan.

P.	“Proceeds” means the total amount accumulated for the benefit of the Participant during a single Offering Period, comprised of the aggregate of the payroll deduction contributions taken from the Participant’s Compensation during such Offering.

Q.	“Purchase Date” means the last Business Day of the Offering Period.

R.	“Subsidiary” means any entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary; provided such entity is also a “subsidiary” within the meaning of Section 424 of the Code.

3.	ELIGIBILITY

Each Eligible Employee of the Company and each Eligible Employee of any Designated Subsidiary shall be eligible to purchase shares of Common Stock in Offerings under this Plan, provided that no employee shall be an Eligible Employee if such employee:

A.	Owns (or holds outstanding options to purchase), at the beginning of the Offering Period, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Company’s common stock, applying the rules of Code Section 424(d) in determining stock ownership; or

B.	Is customarily employed by the Company or Subsidiary for twenty hours or less per week, or is customarily employed for not more than 5 months in any calendar year; or

C.	Would receive an option under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Designated Subsidiary, exceeds $25,000 in Market Price, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which any option granted to the Participant under any such plans is outstanding at any time.

For purposes of this Plan, neither a transfer of an Eligible Employee from the Company to a Subsidiary or other affiliate of the Company, or vice versa, or from one Subsidiary or affiliate of the Company to another, shall be deemed a termination of employment (provided, however, that a transfer shall affect the Eligible Employee’s eligibility to participate in future Offering Periods if he or she is no longer employed by the Company or a Designated Subsidiary for purposes of the Plan). For the avoidance of doubt, only Eligible Employees of the Company or a Designated Subsidiary shall be eligible to be granted on option under the Plan and in no event may an individual be granted an option following his or her termination of employment.

4.	EMPLOYEE ENROLLMENT AND PAYROLL DEDUCTIONS

A.	An Eligible Employee shall become a Participant in the Plan for any Offering Period by completing and filing with the Company (or, if authorized by the Committee, with the Agent) an Enrollment Form, which Enrollment Form shall include a payroll deduction authorization together with instructions to use the deductions to purchase shares of Common Stock in an Offering under the Plan. This Enrollment Form must be filed at least ten (10) Business Days prior to the Offering Date for that Offering Period.

B.	In the Enrollment Form, each Participant shall elect to have payroll deductions made during an Offering Period equal to no less than 1% of the Participant’s Compensation up to a maximum of 15% (or such greater amount as the Committee establishes from time to time). The amount of such payroll deductions shall be in whole percentages (for example, 3%, 12% or 15%). All such payroll deductions shall be made from the Participant’s Compensation after deduction of any tax, social security and national insurance contribution.

C.	As of each payroll day during an Offering Period, the Company or Subsidiary will deduct the specified amount from the Compensation payable to the Participant. Payroll deductions for a Participant shall commence on the first payroll date following the Offering Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 8 hereof. The Company will hold each Participant’s payroll deduction contributions as Proceeds in non-interest bearing accounts until each Participant’s Proceeds are used to purchase shares of Common Stock on the Purchase Date for the Offering Period. A Participant may not make any separate cash payment into such account.

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Appendix A—Welltower Inc. Employee Stock Purchase Plan

D.	Each Participant returning an Enrollment Form for an Offering Period shall receive an option on the Offering Date to purchase shares of Common Stock on the Purchase Date for the Offering Period. Unless the Participant withdraws pursuant to Section 8, the Participant shall be deemed to have elected to use all of the Proceeds accumulated on behalf of the Participant during the Offering Period to purchase shares on the Purchase Date.

E.	An Eligible Employee’s Enrollment Form for one Offering Period shall remain in effect for the subsequent Offering Period if the Eligible Employee does not complete and file a new Enrollment Form for the subsequent Offering Period.

5.	PURCHASE PRICE

The price to Participants for each share to be purchased on the Purchase Date for an Offering Period shall be the lesser of:

A.	85% percent of the Market Price on the Offering Date, or

B.	85% percent of the Market Price on the Purchase Date;

provided, however, that the Committee may determine a different per share purchase price provided that such per share purchase price is communicated to Participants prior to the beginning of the Offering Period and provided that in no event shall such per share Purchase Price be less than the lesser of (i) 85% of the Market Price of a share of Common Stock on the applicable Offering Date or (ii) 85% of the Market Price of a share of Common Stock on the Purchase Date.

6.	METHOD OF PURCHASE

On the Purchase Date for an Offering Period, the Proceeds accumulated on behalf of each Participant during the Offering Period will be applied to purchase shares of Common Stock of the Company, provided that, in no event shall the Proceeds for a Participant as of the Purchase Date be used to purchase shares of Common Stock that exceed the maximum number of shares permitted under Section 7.B below.

7.	MINIMUM AND MAXIMUM PURCHASES IN OFFERING

Notwithstanding the foregoing, the maximum and minimum number of shares of Common Stock a Participant may purchase in any Offering Period shall be limited as follows:

A.	Unless the Company and the Agent determine otherwise for future Offerings, the minimum payroll deduction that a Participant may elect to have withheld from the Participant’s Compensation for each pay period during the Offering Period shall equal 1% of the Participant’s Compensation for such pay period. If the amount withheld from the Participant’s Compensation during an Offering Period should be less than the amount needed to purchase at least one full share of Common Stock, such withheld amounts may be retained and carried over for use in a subsequent Offering and all other payroll deductions accumulated in a Participant’s purchase account and not used to purchase shares of Common Stock on a Purchase Date, shall be distributed to the Participant.

B.	The maximum number of shares a Participant may purchase in an Offering Period shall be limited to 2,500 shares of Common Stock.

8.	CHANGES IN CONTRIBUTIONS AND WITHDRAWAL FROM OFFERING

A Participant may reduce (but not increase) the amount of the Participant’s payroll deductions during an Offering Period by providing written notice of such change to the Company and the Agent at least ten (10) Business Days in advance of the pay date on which such change is to take effect, subject to such administrative rules adopted by the Company (including, without limitation, any rules relating to the frequency of changes to contribution levels).

A Participant may give written notice to the Company or the Subsidiary of his or her intent to revoke his or her election to participate in the current Offering under the Plan, reduce the amount of payroll deductions for the remainder of the Offering Period to $0 and withdraw the entire cash balance already accumulated on his or her behalf during the Offering Period. Such written notice shall be effective only if received at least ten (10) Business Days prior to the Purchase Date for the Offering Period. Such withdrawal will terminate the Participant’s right to purchase any shares of Common Stock under this Plan for that Offering Period. In addition, a Participant who withdraws shall not be eligible to enroll in the subsequent Offering unless a new Enrollment Form has been filed at least ten (10) Business Days prior to the Offering Date for such subsequent Offering Period.

9.	ISSUANCE OF SHARES

Shares purchased on behalf of a Participant in an Offering under the Plan shall initially be issued in “book entry” form, and held in a brokerage account established in the Participant’s name, until such time as the Participant may request in writing that the shares of Common Stock in his or her account be distributed to the Participant.

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Appendix A—Welltower Inc. Employee Stock Purchase Plan

The Company may establish such rules and procedures as the Committee determines to be necessary or desirable with respect to distributions of shares purchased under this Plan, including any rules imposing limits on such distributions or restricting the timing or frequency of such distributions they may determine to be suitable, and rules addressing the distribution or liquidation of fractional shares held in Participant accounts.

10.	RIGHTS AS A SHAREHOLDER; DIVIDENDS

A.	A Participant shall have no rights as a shareholder with respect to any shares of Common Stock offered to the Participant with respect to an Offering Period hereunder until the shares have been purchased on the Participant’s behalf on the Purchase Date for that Offering Period. In regard to shares paid for and held in a Participant’s account, the Participant shall have all rights accruing to an owner of record of such shares, including voting rights and the right to receive dividends.

B.	The dividends payable on the shares of Common Stock in the Agent’s custody shall be allocated to the Participants, in proportion to the number of shares held on each Participant’s behalf, pursuant to this Plan, and then distributed to the affected Participants (unless a Participant has requested that such shares be re-invested pursuant to any dividend reinvestment plan implemented by the Company).

11.	TERMINATION OF EMPLOYMENT

As soon as administratively practicable after the termination of a Participant’s employment with the Company or a Subsidiary for any reason other than death, the Proceeds accumulated on the Participant’s behalf during the Offering Period in which his or her employment terminated will be refunded.

12.	NONTRANSFERABLITY

Neither payroll deduction contributions credited to the account of a Participant nor the Participant’s right and option to purchase shares of Common Stock under this Plan may be assigned, transferred, or alienated. During a Participant’s lifetime, the Participant’s option is exercisable only by him or her.

13.	PAYMENT TO BENEFICIARY ON DEATH

A Participant may file a written beneficiary designation, or a revision thereof. In the absence of such designation, or if the named beneficiary predeceased the Participant, the Participant’s estate shall be deemed to be the Participant’s beneficiary. In the event of the Participant’s death during an Offering Period, the Proceeds accumulated for the Participant during the current Offering shall be refunded to the Participant’s beneficiary, and the Agent shall deliver all shares of Common Stock held for the deceased Participant to the beneficiary, subject to receipt of the Participant’s death certificate and satisfactory evidence of the beneficiary’s identity and acceptance of the Common Stock and such Proceeds. The beneficiary shall have no rights under the Plan during the Participant’s lifetime.

14.	SHARES AUTHORIZED; CHANGE IN CORPORATE STRUCTURE AND CAPITALIZATION

A.	Subject to adjustment upon changes in the capitalization of the Company as provided in Section 14.B below, the maximum number of shares of Common Stock which shall be made available for purchase under this Plan is 1,000,000 shares. If, on a given Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Committee shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. The shares of Common Stock purchased under the Plan shall be treasury shares held by the Company, authorized but unissued shares of the Common Stock, or, at the discretion of the Committee, shares of Common Stock purchased by the Agent in transactions on the open market.

B.	In the event of any change or changes in the outstanding Common Stock of the Company by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar change in the corporate structure or shares of stock of the Company, the Board of Directors will make an appropriate adjustment, in accordance with applicable provisions of the Code and law, in the number and kind of shares which may be purchased in an Offering under the Plan, both in the aggregate and as to each Participant, the purchase price of shares offered under the Plan, and may make any and all other adjustments deemed appropriate by the Board of Directors in such manner as the Board of Directors deems appropriate, considering the accounting and tax consequences, to prevent substantial dilution or enlargement of the rights granted to a Participant in Offerings under this Plan.

C.	Dissolution of Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the Board may either provide for the purchase of Common Stock as of the date on which such Offering Period terminates or return to each Participant the payroll deductions credited to such Participant’s purchase account.

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Appendix A—Welltower Inc. Employee Stock Purchase Plan

D.	Merger, Consolidation, Share Exchange or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger, consolidation or share exchange involving the Company and another person resulting in the Common Stock no longer being traded on the NYSE or another national securities exchange or trading system, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding options and return to each Participant the payroll deductions credited to such Participant’s purchase account or to provide for the Offering Period in progress to end on a date prior to the consummation of such sale or merger.

15.	SECURITIES LAWS

The Company shall not be obligated to issue any Common Stock pursuant to the Plan at any time when the shares have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Board of Directors deems applicable, and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Further, all Common Stock acquired pursuant to the Plan shall be subject to, and may be sold only in a manner consistent with any policies concerning compliance with securities laws and insider trading, as the same may be implemented from time to time.

16.	ADMINISTRATION

A.	The Plan shall be administered by the Committee. The members of such Committee shall serve at the pleasure of the Board of Directors.

B.	The interpretation and construction of any provision of the Plan, and the adoption of rules for administering the Plan, shall be made by the Committee. Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and all Participants, their beneficiaries and legal representatives. Any rule adopted by the Committee shall remain in full force and effect unless and until amended or repealed by the Committee or by the Board of Directors.

C.	The Committee shall have the right to, in its discretion, appoint any entity or person to serve as the Agent for purposes of this Plan, and to delegate to them certain functions or services to be performed in connection with Plan administration, and to name successors. Until the Committee may, in its discretion, appoint another entity to serve as the Agent, Fidelity Stock Plan Services, LLC shall serve as the Agent for this Plan.

D.	The Agent retained by the Committee will perform the record keeping functions under the Plan, and, using the information provided to it by the Company, will account for each Participant’s payroll deductions and maintain each Participant’s account.

E.	The Agent will mail to each Participant’s home address, or with the Participant’s consent, deliver by email or other electronic media, a quarterly statement showing the number of shares of Common Stock held beneficially for the Participant, the amount of cash accumulated as Proceeds in the Participant’s account, and any purchases of shares in the Offering Period that closed during the calendar quarter reflected in the statement.

F.	If at any time the number of shares which would otherwise be purchased by Participants under this Plan during an Offering Period shall exceed the number of shares authorized for purchase under the Plan on a certain Purchase Date, the number of shares which may be purchased by each Participant shall be reduced proportionately.

G.	Each person who is or shall have been (a) a member of the Board, (b) a member of the Committee, or (c) an officer or employee of the Company to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

17.	AMENDMENT AND TERMINATION

A.	The Board of Directors or the Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing options are

74 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Appendix A—Welltower Inc. Employee Stock Purchase Plan

adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required to effect any such amendment or modification.

B.	Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board of Directors or the Committee shall be entitled to change the purchase price, Offering Periods, limit or increase the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board of Directors or the Committee determines in its sole discretion advisable which are consistent with the Plan; provided, however, that changes to (i) the purchase price, (ii) the Offering Period, (iii) the maximum amount of Compensation that may be deducted pursuant to the Plan or (iv) the maximum number of shares that may be purchased in an Offering Period, shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board of Directors or the Committee.

18.	MISCELLANEOUS MATTERS

A.	On each Purchase Date, the Company or a Designated Subsidiary shall determine the amount of taxable income (if any) each Participant must recognize in connection with the purchase of shares on that Purchase Date. Upon request, the Participant must make adequate arrangements, satisfactory to the Company, for payment of any federal, state or other payroll tax withholding obligations (if any) which arose on the purchase of shares under this Plan. The Company may withhold from the Participant’s Compensation the amounts necessary for the Company to satisfy its payroll tax withholding obligations.

B.	Participation in this Plan shall not be construed to give any eligible employee any right to continued employment with the Company or any Subsidiary or to give the eligible employee any employment status other than that of an “at will” employee.

C.	All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions. At all times prior to the Purchase Date for an Offering Period, Participants’ rights to the amounts contributed hereunder shall be no greater than those of a general unsecured creditor.

D.	Any notice or other form of communication which the Company or a Participant may be required or permitted to give to the other shall be provided through such means as designated by the Committee, including but not limited to any paper or electronic method.

E.	To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Committee may provide for the participation in the Plan by Eligible Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Designated Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a).

19.	LEGAL STATUS OF PLAN

This Plan and the rights to purchase shares of Common Stock under this Plan shall be governed by the laws of the state of Delaware. This Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed in a manner consistent with the requirements of that Section of the Code. This Plan is not an employee benefit plan subject to ERISA.

20.	STOCKHOLDER APPROVAL

The effectiveness of this Plan is subject to its approval by the stockholders of the Company at the 2018 Annual Meeting of Stockholders or at any other time within a period of twelve (12) months after the date the Plan is adopted by the Board of Directors. In the event stockholder approval of this Plan is not obtained within this period, the Plan shall terminate and the Agent shall refund to each Participant any Proceeds accumulated for the Participant and the current value of any shares of Common Stock then held by the Agent on the Participant’s behalf.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	75

Appendix A—Welltower Inc. Employee Stock Purchase Plan

Appendix A

Designated Subsidiaries

None

76 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Appendix B—Non-GAAP Financial Measures

Non-GAAP Financial Measures

We believe that net income and net income attributable to common stockholders (“NICS”), as defined by U.S. GAAP, are the most appropriate earnings measurements. However, we consider EBITDA and Adjusted EBITDA (“A-EBITDA”) to be useful supplemental measures of our operating performance. EBITDA stands for earnings (net income) before interest, taxes, depreciation and amortization. We believe that EBITDA, along with net income and cash flow provided from operating activities, is an important supplemental measure because it provides additional information to assess and evaluate the performance of our operations. We primarily utilize EBITDA to measure our interest coverage ratio, which represents EBITDA divided by total interest, and our fixed charge coverage ratio, which represents EBITDA divided by fixed charges. Fixed charges include total interest, secured debt principal amortization, and preferred dividends. Covenants in our senior unsecured notes contain financial ratios based on a definition of EBITDA that is specific to those agreements. Failure to satisfy these covenants could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition. Due to the materiality of these debt agreements and the financial covenants, we have disclosed A-EBITDA, which represents EBITDA as defined above excluding unconsolidated entities and adjusted for items per our covenant. We use A-EBITDA to measure our adjusted fixed charge coverage ratio, which represents A-EBITDA divided by fixed charges on a trailing twelve months basis. Fixed charges include total interest (excluding capitalized interest and non-cash interest expenses), secured debt principal amortization and preferred dividends. Our covenant requires an adjusted fixed charge coverage ratio of at least 1.50 times. Our leverage ratios include book capitalization and undepreciated book capitalization. Book capitalization represents the sum of net debt (defined as total long-term debt less cash and cash equivalents and any IRC section 1031 deposits), total equity and redeemable noncontrolling interests. Undepreciated book capitalization represents book capitalization adjusted for accumulated depreciation and amortization. Our leverage ratios are defined as the proportion of net debt to total capitalization. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts, and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Management uses these financial measures to facilitate internal and external comparisons to our historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management. None of our supplemental measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental measures, as defined by us, may not be comparable to similarly entitled items reported by other REITs or other companies. The tables below reflect the reconciliations of EBITDA and A-EBITDA to net income, the most directly comparable U.S. GAAP measure, and the reconciliations of our undepreciated book capitalization ratios to our balance sheets for the periods presented.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	77

Appendix B—Non-GAAP Financial Measures

(dollars in thousands)	2013	2014	2015	2016	2017

Net income	$138,280	$512,300	$888,549	$1,082,070	$540,613
Interest expense	462,606	481,196	492,169	521,345	484,622
Income tax expense (benefit)	7,491	(1,267)	6,451	(19,128)	20,128
Depreciation and amortization	873,960	844,130	826,240	901,242	921,720

EBITDA	1,482,337	1,836,359	2,213,409	2,485,529	1,967,083
Loss (income) from unconsolidated entities	8,187	27,426	21,504	10,357	83,125
Stock-based compensation	20,177	32,075	30,844	28,869	19,102
Loss (gain) on extinguishment of debt, net	(909)	9,558	34,677	17,214	37,241
Loss/impairment (gain) on properties, net	(49,138)	(153,522)	(278,167)	(326,839)	(219,767)
Provision for loan losses	2,110	—	—	10,215	62,966
Loss/(gain) on derivatives, net	4,470	(1,495)	(58,427)	(2,448)	2,284
CEO transition costs	—	10,465	—	—	—
Other expenses & transaction costs	133,401	79,800	151,562	50,631	176,395
Additional other income	—	—	(2,144)	(16,664)	—

Total Adjustments	118,298	4,307	(100,151)	(228,665)	161,346

A-EBITDA	$1,600,635	$1,840,666	$2,113,258	$2,256,864	$2,128,429

Interest expense	$462,606	$481,196	$492,169	$521,345	$484,622
Capitalized interest	6,700	7,150	8,670	16,943	13,489
Non-cash interest expense	(4,044)	(2,427)	(2,586)	(1,681)	(10,358)

Total interest	465,262	485,919	498,253	536,607	487,753
Secured debt principal amortization	56,205	62,280	67,064	74,466	64,079
Preferred dividends	66,336	65,408	65,406	65,406	49,410

Total fixed charges	$587,803	$613,607	$630,723	$676,479	$601,242

EBITDA (from above)	$1,482,337	$1,836,359	$2,213,409	$2,485,529	$1,967,083
Fixed charge coverage ratio	2.52x	2.99x	3.51x	3.67x	3.27x
A-EBITDA (from above)	$1,600,635	$1,840,666	$2,113,258	$2,256,864	$2,128,429
Adjusted fixed charge coverage ratio	2.72x	3.00x	3.35x	3.34x	3.54x

Total debt(1)	$10,652,014	$10,828,013	$12,967,686	$12,358,245	$11,731,936
Less: cash and cash equivalents(2)	(158,780)	(473,726)	(484,754)	(557,659)	(249,620)

Net debt	10,493,234	10,354,287	12,482,932	11,800,586	11,482,316
Preferred Stock	1,017,361	1,006,250	1,006,250	1,006,250	718,503

Net debt + Preferred Stock	$11,510,595	$11,360,537	$13,489,182	$12,806,836	$12,200,819

EBITDA (from above)	$1,482,337	$1,836,359	$2,213,409	$2,485,529	$1,967,083
Net debt + Preferred Stock to EBITDA ratio	7.77x	6.19x	6.09x	5.15x	6.20x
A-EBITDA (from above)	$1,600,635	$1,840,666	$2,113,258	$2,256,864	$2,128,429
Net debt + Preferred Stock to A-EBITDA ratio	7.19x	6.17x	6.38x	5.67x	5.73x

Total debt(1)	$10,652,014	$10,828,013	$12,967,686	$12,358,245	$11,731,936
Less: cash and cash equivalents(2)	(158,780)	(473,726)	(484,754)	(557,659)	(249,620)

Net debt	10,493,234	10,354,287	12,482,932	11,800,586	11,482,316
Accumulated depreciation and amortization	2,386,658	3,020,908	3,796,297	4,093,494	4,838,370
Total equity(3)	11,791,370	13,559,458	15,358,968	15,679,906	15,300,646

Undepreciated book capitalization	$24,671,262	$26,934,653	$31,638,197	$31,573,986	$31,621,332

Net debt to undepreciated book capitalization ratio	42.5%	38.4%	39.5%	37.4%	36.3%

(1)	Amounts include senior unsecured notes, secured debt and capital lease obligations as reflected on our consolidated balance sheets.

(2)	Includes IRC section 1031 deposits, if any. 2015 also includes cash received from CPPIB joint venture buy-in subsequent to 12/31/2015.

(3)	Includes all noncontrolling interests (redeemable and permanent) as reflected on balance sheet.

78 |	Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

www.welltower.com

WELL
LISTED
NYSE

         WELLTOWER INC.

         4500 DORR STREET

         TOLEDO, OHIO 43615

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E38120-P02821              KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WELLTOWER INC.

The Board of Directors recommends you vote FOR the following:

1. Election of directors

Nominees:		For	Against	Abstain

1a. Kenneth J. Bacon		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1b. Thomas J. DeRosa		☐	☐	☐	2. The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2018;		☐	☐	☐
1c. Jeffrey H. Donahue		☐	☐	☐
1d. Geoffrey G. Meyers		☐	☐	☐	3. The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the 2018 Proxy Statement; and		☐	☐	☐
1e. Timothy J. Naughton		☐	☐	☐

1f. Sharon M. Oster		☐	☐	☐	4. The approval of the Welltower Inc. Employee Stock Purchase Plan.		☐	☐	☐
1g. Judith C. Pelham		☐	☐	☐

1h. Sergio D. Rivera		☐	☐	☐	NOTE: The proxies named on the reverse side of this proxy card are authorized to vote in their discretion upon any other business as may properly come before the meeting or any adjournment thereof.
1i. R. Scott Trumbull		☐	☐	☐
1j. Gary Whitelaw		☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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E38121-P02821

WELLTOWER INC.

Annual Meeting of Shareholders

May 3, 2018 10:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Matthew G. McQueen and John A. Goodey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WELLTOWER INC. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M. Eastern Time on Thursday, May 3, 2018, at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, 46th Floor, New York, NY 10166, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be marked, dated and signed on reverse side